SCHEDULE 14A INFORMATION

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PLATINUM UNDERWRITERS HOLDINGS, LTD.

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Waterloo House

100 Pitts Bay Road

Pembroke HM 08 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2014

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

Notice is hereby given that the 2014 Annual General Meeting of Shareholders (the “Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Tuesday, April 22, 2014 at 9:00 a.m., local time, for the following purposes:

1.	To elect the eight directors nominated by the Company’s Board of Directors to the Company’s Board of Directors to serve until the Company’s 2015 Annual General Meeting of Shareholders.

2.	To hold an advisory vote on named executive officer compensation.

3.	To approve the nomination of KPMG Audit Limited as the Company’s independent registered public accounting firm for the 2014 fiscal year.

At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2013 with the Company’s independent registered public accounting firm’s report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 7, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

By order of the Board of Directors,

Michael E. Lombardozzi

Executive Vice President, General Counsel,

Chief Administrative Officer and Secretary

Pembroke, Bermuda

March 21, 2014

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters Holdings, Ltd. 2014 Annual General Meeting of Shareholders to be Held on April 22, 2014:

The proxy statement, proxy and 2013 Annual Report to Shareholders are available at www.platinumre.com/proxymaterials.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

Waterloo House

100 Pitts Bay Road

Pembroke HM 08 Bermuda

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 22, 2014

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the “Common Shares”) of Platinum Underwriters Holdings, Ltd. (the “Company,” “we,” “us,” or “our”) to solicit proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2014 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Tuesday, April 22, 2014 at 9:00 a.m., local time. These proxy materials are first being mailed to shareholders on or about March 21, 2014.

The Board has fixed the close of business on March 7, 2014 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 27,436,310 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that, pursuant to our Amended and Restated Bye-laws (our “Bye-laws”), the voting power of any shareholder shall be adjusted in circumstances in which the “Controlled Shares” (as defined below) held by any person constitute 9.5% or more of the voting power of all issued shares of the Company (such person, a “9.5% Member”), to the extent necessary so that there is no 9.5% Member. “Controlled Shares” means all shares of the Company (i) directly owned, (ii) directly, indirectly or constructively owned by a United States person as determined pursuant to sections 957 and 958 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the treasury regulations promulgated thereunder or (iii) beneficially owned directly or indirectly within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Pursuant to our Bye-laws, any direct or indirect holder of shares shall notify us within ten days following the date that such person acquires actual knowledge that such person is the direct or indirect holder of Controlled Shares constituting 9.5% or more of the voting power of the issued shares of the Company. Accordingly, we request that any holder of Common Shares with reason to believe that it is a 9.5% Member or that it holds Common Shares characterized as Controlled Shares of a 9.5% Member contact us promptly so that we may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% Member. The directors of the Company are empowered to require any direct or indirect shareholder to provide information the directors may reasonably request to determine whether such shareholder’s voting power should be adjusted. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be, or shall be acting on behalf of, a 9.5% Member.

The presence of two or more persons in person and representing in person or by proxy holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The proposals set forth in this proxy statement will be decided by the affirmative vote of a majority of the voting power of the Common Shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon, and a hand vote will be taken on each proposal unless a poll is requested pursuant to our Bye-laws. Please note, however, that the vote on proposal 2 is advisory and non-binding, as discussed in more detail under “Proposal 2 — Advisory Vote on Named Executive Officer Compensation.” Nevertheless, we will consider our shareholders’ views, as expressed by their vote on this proposal, in any subsequent actions concerning the matter dealt with in such proposal.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited on behalf of the Board.     Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Dan R. Carmichael, Michael D. Price and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in “street name” by a broker, bank or other nominee (hereinafter referred to as a “broker”) must be voted by the broker according to the instructions given by the beneficial owner of the Common Shares or, if no instructions are given and the particular proposal to be voted on is considered to be a routine matter, in the broker’s discretion. In this proxy statement, proposal 3 (approval of the independent registered public accounting firm for the 2014 fiscal year) is considered to be routine. Proposal 1 (election of directors) and proposal 2 (advisory vote on named executive officer compensation) are considered non-routine under the rules of the New York Stock Exchange (the “NYSE”), and therefore a broker will not have discretionary authority to vote if no instructions are given by the beneficial owner of the Common Shares.

Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in “street name” by a broker, new voting instructions must be delivered to the broker prior to the Annual Meeting.

If a shareholder abstains from voting on a particular proposal, or if a shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on the particular proposal because it is non-routine. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by our officers, directors, and employees. We may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. We have retained Georgeson Inc. to assist in the solicitation of proxies and will pay a fee of $8,000 plus reimbursement of out-of-pocket expenses for those services.

THE COMPANY

We provide property and marine, casualty and finite risk reinsurance coverages, through reinsurance brokers, to a diverse clientele of insurers and select reinsurers on a worldwide basis. We operate through two licensed reinsurance subsidiaries: Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) and Platinum Underwriters Reinsurance, Inc. (“Platinum US”).

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of the following eight members, each of whom was elected as a director on April 24, 2013 at our 2013 Annual General Meeting of Shareholders (the “2013 Annual Meeting”): Dan R. Carmichael, A. John Hass, Antony P. D. Lancaster, Edmund R. Megna, Michael D. Price, Linda E. Ransom, James P. Slattery and Christopher J. Steffen. The term of office of each of the current directors will expire at the Annual Meeting. The Board, after considering the recommendation of the Governance Committee, nominated each of the current directors for election as directors at the Annual Meeting to serve until our 2015 Annual General Meeting of Shareholders (the “2015 Annual Meeting”).

The Board has no reason to believe that any of its nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

Information Concerning Nominees

Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

Dan R. Carmichael Age: 69 Director since 2002 Non-executive Chairman of the Board and Chairman of the Governance and Executive Committees

Mr. Carmichael has been an advisor to FirstMark Capital, a private equity firm, since January 2009. He was an advisor and consultant to Proudfoot Consulting, a management consulting firm, from January 2008 to December 2009. From August 2007 to October 2008, he was an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group, an insurance company. From December 2000 to August 2007, Mr. Carmichael was President, Chief Executive Officer and a director of Ohio Casualty Corporation, a public insurance holding company. Prior thereto, Mr. Carmichael served as President and Chief Executive Officer of IVANS, Inc., an industry-owned organization that provides electronic communications services to insurance, healthcare and related companies. He has had significant involvement in the property and casualty insurance industry in various capacities and served as a Chief Executive Officer of insurance and non-insurance companies for more than twenty years. Mr. Carmichael was a director of Lender Processing Services, Inc., a public company that provides integrated technology, data and services to the mortgage lending industry, from 2013 until the company’s acquisition in 2014, and a director of Alleghany Corporation, a public property and casualty insurance holding company, from 1993 to 2012. Mr. Carmichael was nominated to serve on the Board because of this insurance industry experience and his experience as a public company executive and director.

A. John Hass Age: 48 Director since 2007 Chairman of the Compensation Committee and member of the Audit Committee

Mr. Hass has been a senior advisor to Osmium Partners, LLC, a hedge fund, since November 2012. He was a partner at PEAK6 Investments, L.P., a financial services company, from October 2008 through September 2012 and was the Chief Financial Officer of PEAK6 Investments, L.P. from February 2009 through June 2010. He was the Chief Executive Officer of OptionsHouse, Inc., a brokerage company and subsidiary of PEAK6 Investments, L.P., from October 2006 until September 2008. From 1988 to October 2006, Mr. Hass was employed at Goldman Sachs & Co., a subsidiary of the public financial services company The Goldman Sachs Group, Inc., most recently as a Managing Director in the Investment Banking Division. Mr. Hass was nominated to serve on the Board because of this executive, finance and investment experience.

Antony P. D. Lancaster Age: 71 Director since 2010 Member of the Audit and Governance Committees

Mr. Lancaster currently serves on the board of directors of several private insurance companies and other financial institutions and served as a non-executive director of Platinum Re (UK) Limited, a former subsidiary of the Company, from December 2002 until December 2009. From 1991 to 1998, Mr. Lancaster served as Chairman and Chief Executive Officer of GAN Insurance Company Limited, an insurance company based in France. Following the acquisition in 1998 of GAN by Groupama, an international insurance group based in France, Mr. Lancaster served as Chairman and Chief Executive Officer of Groupama Insurance Co. Limited (Groupama’s United Kingdom subsidiary) until his retirement in 2002. Mr. Lancaster commenced his employment in the insurance industry in 1961 and was employed at various times as a general manager, senior vice president, chief executive and chairman of insurance and reinsurance companies and broker businesses in a number of overseas locations. He was a director of IPC Holdings, Ltd., a public reinsurance company based in Bermuda, from 2006 until 2009. Mr. Lancaster was nominated to serve on the Board because of this international insurance industry experience, this experience as a public company director and his familiarity with the Company.

Edmund R. Megna Age: 67 Director since 2007 Member of the Compensation and Governance Committees

Mr. Megna was Vice Chairman of Guy Carpenter & Co., Inc., the reinsurance intermediary division of Marsh & McLennan Companies, Inc., from November 2002 until his retirement in April 2007. From 1975 until November 2002, he held a variety of positions at Guy Carpenter & Co., Inc., including serving as President from March 1999 until November 2002. Mr. Megna was nominated to serve on the Board because of this experience as an insurance industry executive.

Michael D. Price Age: 47 Director since 2005 Member of the Executive Committee

Mr. Price has been our President and Chief Executive Officer since October 2005, was our Chief Operating Officer from August 2005 until October 2005, and was President of Platinum US from November 2002 until August 2005. Mr. Price was Chief Underwriting Officer of our predecessor, the former reinsurance segment of The St. Paul Companies, Inc., from June 2002 until November 2002. Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd., specializing in aerospace insurance. Mr. Price was nominated to serve on the Board because, as our Chief Executive Officer, he brings deep knowledge of our operations to the Board.

Linda E. Ransom Age: 60 Director since 2013 Member of the Compensation and Governance Committees

Ms. Ransom has been a corporate and securities lawyer for more than 30 years, and worked as our outside counsel from our formation in 2002 until April 2012 and as a consultant to our Board and General Counsel from May 2012 until April 2013. From March 1998 until April 2012, Ms. Ransom was a partner at the law firm of Dewey & LeBoeuf LLP (which declared bankruptcy on May 28, 2012 and in which she had no management role) and its predecessor, Dewey Ballantine LLP. Prior thereto, she was a partner at the law firm of Donovan Leisure Newton & Irvine. Ms. Ransom was nominated to serve on the Board because of her familiarity with the Company and her significant legal experience generally and in the insurance and reinsurance industries in particular.

James P. Slattery Age: 62 Director since 2009 Chairman of the Audit Committee

Mr. Slattery has been President of JPS & Co., LLC, an insurance and investment consulting company, since April 2001. He was Senior Vice President — Insurance of Alleghany Corporation, a public property and casualty insurance holding company, and President of Alleghany Insurance Holdings, LLC, the insurance holding company subsidiary of Alleghany Corporation, from April 2002 until his retirement in July 2008. From 1986 to 2001, he was employed by subsidiaries of Swiss Re Ltd, a public reinsurance company based in Switzerland, most recently as Chief Operating Officer and Deputy Chief Executive Officer of Swiss Reinsurance America Corporation. Mr. Slattery was employed by various public and private reinsurance companies from 1978 until his retirement in 2008, including as a senior financial officer. Prior thereto, he was an auditor with KPMG LLP. Mr. Slattery is also a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Slattery was a director of Darwin Professional Underwriters, Inc., a public insurance holding company, from 2006 to 2008. Mr. Slattery was nominated to serve on the Board because of this experience as a public company executive and director and his finance and insurance industry experience.

Christopher J. Steffen Age: 72 Director since 2010 Member of the Audit and Compensation Committees

Mr. Steffen was an advisor to Wall Street Management & Capital, Inc., a consulting firm, from 2002 until 2010 and has served on various committees advising the Financial Accounting Standards Board. From 1993 until his retirement in 1996, he served as Vice Chairman and a director of Citicorp and its principal subsidiary, Citibank N.A. In 1993, he was the Chief Financial Officer of Eastman Kodak, a public imaging technology products and services company, and from 1989 to 1993 he was the Chief Financial Officer and Chief Administrative Officer and a director of Honeywell International, Inc., a public diversified technology and manufacturing company. Mr. Steffen was also a certified public accountant. Mr. Steffen has been a director and the Chairman of the Board of Directors of ViaSystems Group, Inc., a public company that provides complex multi-layer printed circuit boards and electro-mechanical solutions, since 2003 and a director of W. R. Grace & Co., a public company that produces and sells specialty chemicals and specialty materials, since 2006. He is W. R. Grace & Co.’s Lead Independent Director, Chairman of W. R. Grace & Co.’s nominating and governance committee and serves on W. R. Grace & Co.’s compensation committee and audit committee (and has been designated as an audit committee financial expert). In addition, Mr. Steffen is Chairman of ViaSystems Group, Inc.’s nominating and governance committee, the interim Chairman of ViaSystems Group, Inc.’s audit committee (and has been designated as an audit committee financial expert) and serves on ViaSystems Group, Inc.’s compensation committee. He was a director of Accelrys, Inc., a public company that develops and commercializes scientific business intelligence software and solutions, from 2004 to 2012. Mr. Steffen was nominated to serve on the Board because of this finance experience and his experience as a public company executive and director.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Independence of Directors

The NYSE listing standards require us to have a majority of independent directors serving on the Board. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that each of Messrs. Carmichael, Hass, Lancaster, Megna, Slattery and Steffen and Ms. Ransom, constituting a majority of the Board, has no material relationship with the Company other than in his or her capacity as a member of the Board and committees thereof, and thus each is an independent director of the Company.

None of Messrs. Carmichael, Hass, Lancaster, Megna, Slattery and Steffen has any relationship with the Company other than as a director and member of committees of the Board. Ms. Ransom was party to a letter agreement with us dated May 7, 2012 pursuant to which she provided consulting services to the Board and its committees and legal services to our General Counsel and legal staff from May 7, 2012 until the letter agreement expired on April 24, 2013. Ms. Ransom received a total of $100,000 in fees for these consulting services, paid in three equal installments on or about June 30, 2012, October 31, 2012 and December 31, 2012. Based on the foregoing, the Board has determined that Ms. Ransom has no material relationship with the Company.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should have the flexibility to decide whether it is best for the Company at any given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman of the Board should be selected from the independent directors. Currently, different individuals serve in the roles of Chairman of the Board and Chief Executive Officer. Mr. Carmichael, an independent director, is the non-executive Chairman of the Board and the Chairman of the Governance Committee and, as such, he presides at the meetings of the Board and at the meetings of independent directors that are held after each Board meeting. We believe that it is important for the Company to have independent, non-management leadership at the Board level, which enhances the Chief Executive Officer’s accountability to the Board and contributes to effective risk oversight and corporate governance. The separation of the Chief Executive Officer and Chairman of the Board roles provides a balance between management and independent, non-management leadership. However, the Board retains the flexibility to consider other structures that provide a similar balance of leadership, such as one that combines the roles of Chairman of the Board and Chief Executive Officer and includes the naming of a lead independent director. Accordingly, the Board periodically reviews its leadership structure.

Board Role in Risk Oversight

Pursuant to its charter, the Audit Committee has the responsibility to discuss with management our guidelines and policies with respect to corporate risk assessment and risk management. Given the importance of these issues to our operations, the Audit Committee has determined that all Board members should be involved in discussions relating to these issues in order to foster a better understanding of our risk profile. Accordingly, at the request of the Audit Committee, our Chief Risk Officer, Kenneth A. Kurtzman, reports to the full Board on a quarterly basis with respect to our exposure to various types of risk on an aggregate and per risk basis, including exposure from our property and casualty reinsurance business and our investment portfolio. In addition, the Board participates in an annual strategy session with management that includes a discussion of risk led by the Chief Executive Officer and periodically participates in an assessment of our risk management procedures.

Standing Committees of the Board of Directors

The Board maintains four standing committees: the Audit, Compensation, Governance and Executive Committees. Each of these committees operates pursuant to a charter, each of which is posted on our website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate

Governance.” Copies of these charters may also be obtained, without charge, upon written request to the Secretary of the Company at our principal executive offices.

Audit Committee

The Audit Committee presently consists of Messrs. Hass, Lancaster, Slattery (Chairman) and Steffen. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board has also determined that Mr. Slattery and Mr. Steffen are “audit committee financial experts” as defined in the rules of the United States Securities and Exchange Commission (the “SEC”).

The Audit Committee’s primary responsibilities, as set forth in its charter, are to:

•

engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to us by the independent registered public accounting firm;

•	assess and take appropriate action regarding the independence of our independent registered public accounting firm;

•	oversee the compensation, activities and performance of our internal audit function and review the quality and adequacy of our internal controls and internal auditing procedures;

•

periodically review with management and the independent registered public accounting firm our accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of our financial statements;

•	review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on our financial statements;

•	discuss with management our guidelines and policies with respect to corporate risk assessment and risk management, which discussions shall involve all board members;

•	discuss with management each of the earnings press releases;

•

review with management and the independent registered public accounting firm the financial statements to be included in our quarterly and annual reports, including management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in our annual reports;

•	approve a code of ethics, as required by SEC rules, for our senior financial officers and such other of our employees and agents as the Audit Committee determines;

•	establish procedures for the handling of complaints received by us regarding accounting, internal accounting controls or auditing matters; and

•	annually review and evaluate Audit Committee performance and assess the adequacy of the Audit Committee charter.

Compensation Committee

The Compensation Committee presently consists of Messrs. Hass (Chairman), Megna and Steffen and Ms. Ransom. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards.

The Compensation Committee’s primary responsibilities, as set forth in its charter, are to:

•	review our compensation policies and practices and those of our subsidiaries, including incentive compensation plans and equity-based plans that are subject to Board approval;

•

review the recommendations of the Chief Executive Officer concerning the compensation of our officers and officers of our subsidiaries who report directly to the Chief Executive Officer and make determinations with respect thereto;

•

review a report from the Chief Executive Officer concerning the compensation of our officers and officers of our subsidiaries with a title of Senior Vice President and more senior (other than those officers reporting directly to the Chief Executive Officer), and make such recommendations (if any) to the Chief Executive Officer with respect thereto as the Compensation Committee deems appropriate;

•

review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on such evaluation after consultation with each of the independent directors on the Board;

•	review and make recommendations relating to director compensation for discussion and approval by the Board;

•	review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a determination with respect thereto;

•

oversee the administration of our incentive-compensation plans and equity-based plans and any other plans that provide for administration by the Compensation Committee, amend and interpret such plans and the awards and agreements issued pursuant thereto, and make awards to eligible persons under such plans and determine the terms of such awards;

•

review and discuss with management our Compensation Discussion and Analysis, recommend whether the Compensation Discussion and Analysis should be included in our proxy statement, and produce an annual report to such effect for inclusion in our proxy statement;

•

appoint, compensate and oversee the work of any compensation consultant, legal counsel or other adviser retained by the Compensation Committee and assess the independence of any such adviser in accordance with NYSE and SEC rules; and

•	annually review and evaluate Compensation Committee performance and assess the adequacy of the Compensation Committee charter.

Compensation Process and Procedures.    The Compensation Committee charter provisions set forth above outline the scope of authority of the Compensation Committee. The Compensation Committee has the sole authority to set the Chief Executive Officer’s compensation. As noted above, the Compensation Committee consults with each of the other directors on the Board in setting such compensation. In determining any long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee considers, among other factors, our financial performance and shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and awards given to the Chief Executive Officer in past years. Compensation determinations for our other named executive officers are also made by the Compensation Committee. The Compensation Committee receives recommendations regarding such compensation from the Chief Executive Officer, who considers, among other factors, competitive compensation information. The Compensation Committee also consults with the Chief Executive Officer regarding the form of compensation and benefits to be provided to our other executive officers. The Compensation Committee may request a report from a compensation consulting firm in support of such proposed compensation and may consider comparative competitive data prepared by a compensation consulting firm or our human resources personnel.

Director compensation is reviewed by the Compensation Committee, which makes recommendations with respect to director compensation for discussion and approval by the Board. When making recommendations, the Compensation Committee considers the complexity and size of the Company. To create a direct linkage between director compensation and our performance, a portion of a director’s compensation is paid in share units which convert into Common Shares. The Chief Executive Officer is not involved in making decisions regarding director compensation.

Pursuant to its charter, the Compensation Committee may retain professional firms and outside experts to assist in the discharge of its duties. The Compensation Committee has the sole authority to retain, evaluate and replace such firms, including the sole authority to approve the firms’ fees and other retention terms. The Compensation Committee approves the peer group of companies used by the compensation consulting firms it hires and reviews the methodology employed by such firms in their reports to the Compensation Committee.

The Compensation Committee regularly consults with outside compensation advisors in performing its duties. The Compensation Committee has the authority to retain and dismiss compensation consultants, as well as to establish the scope of the work of any such consultant. In 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc. (the “Compensation Consultant”) to provide executive compensation consulting services, including conducting benchmarking against our peer group. The Compensation Consultant is retained by and reports to the Compensation Committee and participates in committee meetings when requested by the Chairman of the Compensation Committee. The Compensation Consultant informs the Compensation Committee on market trends, as well as regulatory issues and developments and how they may impact our executive compensation programs. The Compensation Consultant also advises regarding the design and competitiveness of the executive compensation program to help the Compensation Committee evaluate the linkage between pay and performance. The Compensation Consultant does not provide any other services to the Company, and works with management only under the direction of the Committee. The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to the NYSE rules and the Company concluded that the Compensation Consultant’s work for the Compensation Committee did not raise any conflict of interest.

Governance Committee

The Governance Committee presently consists of Messrs. Carmichael (Chairman), Lancaster and Megna and Ms. Ransom. The Board has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards.

The Governance Committee’s primary responsibilities, as set forth in its charter, are to:

•

develop a Board that is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company, and seek qualified candidates for Chief Executive Officer with the necessary skills and experience to contribute to the achievement of our business objectives;

•	identify, interview and screen individuals qualified to become members of the Board and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board;

•

develop and recommend to the Board a set of corporate governance guidelines applicable to us addressing, among other matters determined by the Governance Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board;

•

regularly review issues and developments relating to corporate governance and recommend to the Board proposed changes to the corporate governance guidelines from time to time as the Governance Committee determines to be appropriate;

•

evaluate at least annually the overall effectiveness of the Board and our senior management, coordinate the annual evaluations of the committees of the Board and make recommendations to the Board with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

•	review at least annually all committees of the Board and recommend to the Board changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

•	recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

•	annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter.

Director Nomination Process.    The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or for other reasons, and is responsible for identifying and recommending to the Board qualified candidates for nomination to the Board. The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with our ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. While we value public company service and seek that experience in candidates for nomination to the Board, our Corporate Governance Guidelines provide that directors should not serve on more than three other boards of public companies. In evaluating the suitability of director candidates, the Governance Committee and the Board take into account many factors such as general understanding of various business disciplines, the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint and willingness to devote adequate time to Board duties in order to assure that specific talents, skills and other characteristics that are needed to promote the Board’s effectiveness are possessed by an appropriate combination of directors. Each director must represent the interests of all shareholders.

Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at meetings of the Governance Committee and may be considered at any point during the year. Candidates recommended by shareholders for nomination to the Board will be considered and evaluated by the Governance Committee using the same criteria that are used to evaluate all other candidates. Any shareholder recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at our principal executive offices.

Executive Committee

The Executive Committee presently consists of Messrs. Carmichael (Chairman) and Price. The Executive Committee is authorized to exercise the powers of the Board when the Board is not in session (i) upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, (ii) only as specifically delegated to the Executive Committee by the Board in writing, and (iii) subject to additional limitations set forth in its charter or as may from time to time be established by resolution of the Board.

Meetings and Attendance

During 2013, the Board met four times, the Audit Committee met four times, the Compensation Committee met four times, the Governance Committee met three times and the Executive Committee did not meet. Each director attended all of the meetings of the Board and committees of the Board on which he or she served that were held in 2013.

Board members are encouraged to attend our Annual General Meetings of Shareholders. All of our directors attended our 2013 Annual Meeting held on April  24, 2013 in Bermuda.

Corporate Governance Guidelines and Code of Conduct

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these documents are available on our website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these documents may also be obtained, without charge, upon request to the Secretary of the Company at our principal executive offices.

Executive Sessions

In accordance with our Corporate Governance Guidelines and the NYSE’s corporate governance rules, separate executive sessions of non-management directors are held after each regular Board meeting and, if the non-management directors include any directors who are not independent, the independent directors will meet in an executive session at least once per year. Mr. Carmichael, an independent director who serves as non-executive Chairman of the Board and Chairman of the Governance Committee, presides at such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. Hass, Megna and Steffen and Ms. Ransom served on the Compensation Committee of the Board during the 2013 fiscal year. Each member of the Compensation Committee is an independent director and no member of the Compensation Committee was an officer or an employee of the Company during 2013 or a former officer of the Company. Additionally, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2013 fiscal year.

Communications with the Board

Interested parties may communicate with the Board, anonymously if they wish, by writing to the General Counsel at Platinum Underwriters Holdings, Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management or independent directors should be sent to the above address to the attention of the Chairman of the Board (as the independent director who presides at meetings of such directors), in care of the General Counsel. All such communications will be treated as confidential and delivered to the appropriate Board member or members.

DIRECTOR COMPENSATION

The following information relates to compensation of each director who served on the Board in 2013, other than Mr. Price whose compensation as our President and Chief Executive Officer is reflected under “Executive Compensation — 2013 Summary Compensation Table” below.

Director Compensation for Fiscal Year ending December 31, 2013

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	All Other Compensation(2) ($) (g)	Total ($) (h)
Dan R. Carmichael	175,000	50,002	6,931	231,933
A. John Hass	125,000	50,002	2,691	177,693
Antony P. D. Lancaster	100,000	50,002	454	150,456
Edmund R. Megna	100,000	50,002	2,581	152,583
Linda E. Ransom(3)	68,682	50,002	32,386	151,070
James P. Slattery	145,000	50,002	454	195,456
Christopher J. Steffen	100,000	50,002	454	150,456

(1)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of share unit awards granted in 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The number of Common Shares underlying outstanding stock awards held by each of the directors who served on the Board in 2013 as of December 31, 2013 was as follows: Mr. Carmichael: 6,481; Mr. Hass: 4,547; Mr. Lancaster: 880; Mr. Megna: 2,830; Ms. Ransom: 880; Mr. Slattery: 880; and Mr. Steffen: 880. The assumptions made in the valuation of these stock awards are discussed in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”).

(2)

The amounts represent the dollar value of dividend equivalent rights paid in cash (i) upon vesting of the 2012 annual share unit award for each of Messrs. Carmichael, Hass, Lancaster, Megna, Slattery and Steffen and (ii) upon distribution of Common Shares in respect of share units granted for service in 2007 under the Amended and Restated Share Unit Plan for Nonemployee Directors (the “Share Unit Plan”) for Messrs. Carmichael, Hass and Megna. The value of these dividend equivalent rights was not factored into the grant date fair value computation of the underlying share unit awards. Pursuant to the Share Unit Plan, in January 2013, Messrs. Carmichael, Hass and Megna each received a distribution of Common Shares and cash dividend equivalents in respect of share units credited to him as fees for service in 2007. We ceased granting share units under the Share Unit Plan as of January 1, 2009 and terminated the Share Unit Plan as to future awards in February 2010. The amount for Ms. Ransom represents fees earned by her for consulting services she provided to the Board and its committees and legal services she provided to our General Counsel and legal staff in 2013 pursuant to the letter agreement with us dated May 7, 2012. The letter agreement is described in more detail under “Corporate Governance — Independent Directors” above.

(3)	Ms. Ransom was elected to the Board at the 2013 Annual Meeting and the amounts reported as fees earned represent her annual fee, prorated for her service as a nonemployee director during 2013.

Nonemployee Director Compensation Policy

Annual Fees.    Each nonemployee director receives $100,000 annually for service on our Board. Mr. Carmichael receives an additional $75,000 annually for his service as the non-executive Chairman of the Board and the Chairman of the Governance Committee, Mr. Slattery receives an additional $45,000 annually for his service as the Chairman of the Audit Committee, and Mr. Hass receives an additional $25,000 annually for his service as the Chairman of the Compensation Committee. All annual fees are paid in cash, quarterly in arrears. Nonemployee directors do not receive per meeting attendance fees or additional fees for membership on Board committees.

Annual Share Unit Award.    On the date of each Annual General Meeting of Shareholders, each nonemployee director elected at such Annual General Meeting of Shareholders receives an annual award under the 2010 Share Incentive Plan of that number of share units equal to $50,000 divided by the closing price of a Common Share on the business day immediately preceding the date of such grant. These share units vest and convert on a one-to-one basis into Common Shares on the earlier to occur of the first anniversary of the date of grant and the date of our next Annual General Meeting of Shareholders following the date of grant, provided that the director continues to serve on the Board through the vesting date. During the vesting period, we credit the directors with dividend equivalent rights with respect to these share units each time a dividend is paid on our Common Shares. The dividend equivalent rights are subject to the same vesting requirements as the underlying share units and are paid in cash upon vesting of the underlying share units.

On the date of our 2012 Annual General Meeting of Shareholders, each of the nonemployee directors who were serving as such on that date received 1,418 share units, which vested and converted on a one-to-one basis into Common Shares on April 24, 2013. Dividend equivalent rights that were credited to the directors prior to vesting were paid in cash on April 24, 2013 upon the vesting of the underlying share units. Each nonemployee director who was elected at the 2013 Annual Meeting received 880 share units on the date of our 2013 Annual Meeting and, subject to the nonemployee directors’ continued service, such share units will vest on the date of our 2014 Annual Meeting.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Business Conduct and Ethics, which is in writing and which was recommended by the Audit Committee and approved by the Board, provides that our employees and directors must avoid any interest that conflicts or appears to conflict with the interests of the Company. A conflict of interest exists if actions by an employee or director are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to or interests in persons or entities other than the Company, or by actual or potential personal benefit or gain. Although the Code of Business Conduct and Ethics states that it is not possible to describe every conceivable conflict of interest, conflicts may include an employee or director conducting Company business with family members; employees, directors or their family members having a financial interest in another company with which we do business or that competes with us in the reinsurance market; and an employee taking a second job in the reinsurance industry or serving as a director of another entity.

Any time that an employee believes that a conflict of interest may exist, the conflict must be reported to and approved by that employee’s compliance officer and reported to our General Counsel. A conflict of interest that involves an officer who is a Senior Vice President or more senior or its equivalent, including all of our named executive officers, must be approved by the Board.

The Code of Business Conduct and Ethics provides that nonemployee directors may not have significant financial interests in or be affiliated with any entity with which we do business or propose to do business unless the director:

(i)	discloses any such relationship promptly after the director becomes aware of it;

(ii)

removes himself or herself from any Board activity that directly impacts the relationship between us and any such entity with respect to which the director has a significant financial interest or with which the director is affiliated; and

(iii)	obtains prior approval of the Board for any transaction of which the director is aware between us and any such entity that is not in the ordinary course of our business.

Further, our Corporate Governance Guidelines, which are in writing and which were recommended by the Governance Committee and approved by the Board, provide that, except as authorized by the Board, no director shall have a direct economic relationship with the Company (other than fees for services as a member of the Board or any committee thereof).

In addition, the Governance Committee generally reviews existing transactions of the Company in which any of our executive officers or directors, family members of our executive officers or directors or beneficial holders of more than 5% of our Common Shares have an interest or potential interest.

BlackRock Inc. reported beneficial ownership of more than 5% of our Common Shares at December 31, 2013, reporting that various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, such Common Shares, and that no one person’s interest therein was more than 5% of our outstanding Common Shares. Affiliates of BlackRock Inc. provide investment management services, risk analysis services and investment accounting services to us. During 2013, we paid such affiliates approximately $2.5 million in fees relating to these services. These fees were at then-prevailing market rates determined pursuant to arm’s length negotiations between us and such affiliates.

During 2013, Platinum US entered into a reinsurance contract effective January 1, 2014 with various subsidiaries of PartnerRe Ltd. The reinsurance premium payable to Platinum US is expected to be approximately $5.0 million. Marvin Pestcoe, the husband of H. Elizabeth Mitchell, is an officer of a subsidiary of PartnerRe Ltd. and the executive responsible for the business unit at PartnerRe Ltd. that was involved in this transaction with Platinum US. We cannot determine whether Mr. Pestcoe has a material interest in these transactions or the amount of such interest, if any. As the President and Chief Executive Officer of Platinum US, Ms. Mitchell recused herself from involvement in this transaction. Ms. Mitchell does not have a material interest in this transaction.

SHARE OWNERSHIP GUIDELINES

We have adopted share ownership guidelines intended to align the interests of our nonemployee directors, Chief Executive Officer and executive officers reporting directly to the Chief Executive Officer with the interests of our shareholders. All of our executive officers have achieved their target share ownership levels. Of our nonemployee directors, Messrs. Carmichael, Hass and Megna have achieved their target share ownership levels.

The persons subject to the guidelines are expected to retain a portion of the Common Shares received by them as compensation until they have accumulated Common Shares at target ownership levels established by the Compensation Committee. The target ownership levels are 100,000 Common Shares for our Chief Executive Officer, 50,000 Common Shares for the Chief Executive Officer of Platinum Bermuda, the President and Chief Executive Officer of Platinum US and the President, Chief Executive Officer and Chief Legal Officer of Platinum Administrative Services, Inc. (“PASI”), 30,000 Common Shares for our Chief Financial Officer, the Executive Vice President and Chief Risk Officer of PASI and the Executive Vice President and Chief Actuary of PASI and 10,000 Common Shares for our nonemployee directors. The Board may adjust the levels from time to time. Until the nonemployee directors and executive officers reach their target ownership levels, they must retain Common Shares with a fair market value on the date of exercise or vesting equal to at least a specified percentage of the after-tax gain from the exercise of options or the after-tax value upon the vesting of restricted shares and the vesting of share units. The specified percentages are 75% of the after-tax gain or after-tax value for the nonemployee directors and the Chief Executive Officer and 50% of the after-tax gain or after-tax value for the other executive officers. Once their target ownership levels are attained, the nonemployee directors and executive officers are expected to maintain that level until termination of service or employment unless the Compensation Committee waives compliance with the established target ownership level. Common Shares owned outright, including Common Shares held in street name accounts, jointly with a spouse, or in a trust for the benefit of a nonemployee director or an executive officer, are counted toward fulfilling such person’s share ownership requirement. Common Shares that are subject to unexercised share options, unvested restricted shares and unvested share units are not counted toward fulfilling this requirement.

In addition, under our share ownership guidelines, our executive officers and directors are prohibited from hedging the economic risk of their share ownership or pledging our Common Shares. Currently, no executive officers or directors have hedged the economic risk of their share ownership or pledged our Common Shares.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Set forth below is biographical and other information regarding our executive officers, including their principal occupations during the past five years.

Michael D. Price Age: 47 President and Chief Executive Officer	Mr. Price has been our President and Chief Executive Officer since October 2005.

Allan C. Decleir Age: 49 Executive Vice President and Chief Financial Officer

Mr. Decleir has been our Chief Financial Officer since June 2010 and an Executive Vice President since April 2010. From March 2005 to June 2010 he served as Senior Vice President and Chief Financial Officer of Platinum Bermuda.

Kenneth A. Kurtzman Age: 46 Executive Vice President, Chief Risk Officer and Director of Investor Relations of PASI	Mr. Kurtzman has been Executive Vice President and Chief Risk Officer of PASI since March 2006 and Director of Investor Relations of PASI since October 2011.

Michael E. Lombardozzi Age: 52 President, Chief Executive Officer and Chief Legal Officer of PASI

Mr. Lombardozzi has been President of PASI since May 2006, Chief Executive Officer of PASI since May 2010 and Chief Legal Officer of PASI since September 2011. He has also served as our Executive Vice President and General Counsel since September 2002, our Chief Administrative Officer since August 2005 and our Secretary since November 2002.

H. Elizabeth Mitchell Age: 52 President and Chief Executive Officer of Platinum US	Ms. Mitchell has been President of Platinum US since August 2005 and Chief Executive Officer of Platinum US since November 2007.

Robert S. Porter Age: 49 Chief Executive Officer of Platinum Bermuda	Mr. Porter has been Chief Executive Officer of Platinum Bermuda since March 2006.

Neal J. Schmidt Age: 57 Executive Vice President and Chief Actuary of PASI	Mr. Schmidt has been Executive Vice President and Chief Actuary of PASI since January 2005.

Messrs. Price, Decleir, Lombardozzi and Porter and Ms. Mitchell are our named executive officers for purposes of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview

The Company is a holding company domiciled in Bermuda. Through our reinsurance subsidiaries we provide property and marine, casualty and finite risk reinsurance coverages to a diverse clientele of insurers and select reinsurers on a worldwide basis. We seek to create attractive long-term returns for our shareholders through disciplined risk management and market leadership in selected classes of property and marine, casualty and finite risk reinsurance. Although our property reinsurance business can be very profitable in periods when there are few catastrophic events, it is also subject to large losses if catastrophes are frequent or severe. Our casualty reinsurance business is typically less volatile; however, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims, requiring a longer-term perspective on the part of our management for this aspect of our business.

To help achieve our goal of providing attractive long-term returns for our shareholders, the key objectives of our compensation program are to:

•

align the interests of our executives and shareholders by tying a significant portion of executive compensation to our short-term return on equity, our long-term return on equity and the value of our Common Shares;

•	hold our executives accountable and reward them for results; and

•	attract, retain and motivate a high-performing executive team.

Pay-for-Performance and Pay-at-Risk

In order to meet these objectives, our executive compensation program is significantly weighted toward performance-based and at-risk compensation. Accordingly, the compensation paid to our executive officers is greatly impacted by the Company’s performance and payout levels vary considerably based on results over both the short- and long-terms. For example, in three years of the eleven-year history of the Company’s annual bonus program there has been no payout to participating executive officers based on our performance, while in four years of the eleven-year history of the program, executive officers have received a maximum payout under the program based on our performance. In the other years of the program, payouts have ranged from 100% to 150% of target based on our performance. The pay-for-performance and pay-at-risk emphasis in our executive compensation program is further illustrated in the following chart, which shows that approximately 79% of our Chief Executive Officer’s 2013 targeted annual compensation and approximately 75% of the 2013 targeted annual compensation of our other named executive officers was in the form of “at-risk” incentive compensation opportunities, the value of which is tied to our share price and the achievement of pre-established performance goals. For purposes of this chart, the percentage of targeted annual compensation was determined based on the annual base salary and target incentive opportunities for the named executive officer in 2013.

(1)

The target compensation for each named executive officer is comprised of base salary earned during 2013, target bonus for 2013 under our Amended and Restated Annual Incentive Plan (the “Annual Incentive Plan”), target payout levels for awards for the 2013-2015 performance cycle under our Amended and Restated Executive Incentive Plan (the “Executive Incentive Plan”) and target payout levels for the July 2013 market share unit awards. Total at-risk compensation is comprised of the target values of these Annual Incentive Plan, Executive Incentive Plan and market share unit awards.

The three key performance metrics utilized by us in our incentive compensation programs, return on equity1 over a one-year performance period (“Annual ROE”), average annual return on equity over a three-year performance period (“3-Year Average ROE”) and share price, were chosen because we believe that these metrics strongly correlate to growth in long-term shareholder value in the reinsurance industry. Specifically, we believe Annual ROE and 3-Year Average ROE, which take into account both our net income and capital in the form of shareholders’ equity used to produce that net income, are important measures of our profitability and ability to deliver an appropriate return on investment to our shareholders.

For 2013, we had net income of $223.3 million, Annual ROE of 12.9% and 3-Year Average ROE of 7.0%. In addition, our share price increased 33.2% in 2013, from $46.00 per share on December 31, 2012 to $61.28 per share on December 31, 2013.

2013 Say on Pay Vote

At our 2013 Annual Meeting, our advisory proposal on executive compensation (the “Say on Pay Proposal”) passed with 61.4% of the votes cast approving the compensation paid to our named executive officers as disclosed in our 2013 proxy statement. This contrasts with the 97.1% approval received at our 2012 Annual Meeting. The vote outcome was disappointing to the Company, our Board of Directors and the Compensation Committee of our Board of Directors (the “Compensation Committee”) for various reasons, including our strong financial performance in 2012 and the changes to our executive compensation program that were implemented in 2012. Although this vote was an advisory vote and was not binding on either the Company or the Board of Directors (or any of its committees), the Compensation Committee deliberated extensively about the results of this vote and considered these results when engaging in our ongoing review of our executive compensation program.

1

Return on equity refers to non-GAAP return on equity. A reconciliation of non-GAAP return on equity from net income and beginning shareholders’ equity as reported in our financial statements is included in our 2013 Form 10-K and incorporated herein by reference.

Over the last year, A. John Hass, the Chairman of our Compensation Committee, spoke to or contacted many of our largest shareholders, representing approximately 34% of our outstanding shares as of March 8, 2013 (the record date of our 2013 Annual Meeting) as well as the proxy advisory firm ISS Proxy Advisory Services (“ISS”), which had recommended against approval of the Say on Pay Proposal, to better understand the results of the advisory vote on executive compensation and their perceptions or concerns regarding our executive compensation program. While these outreach efforts focused on seeking feedback from those of our 25 largest shareholders that we believed voted against the Say on Pay Proposal, Mr. Hass’ discussions were also with some of our shareholders who voted in favor of our executive compensation program.

The Compensation Committee thoroughly considered the feedback provided by our shareholders and ISS in its ongoing review of our compensation programs and practices. In addition, the Compensation Committee consulted extensively with its Compensation Consultant on the shareholder and ISS feedback as well as the continued appropriateness of our executive compensation program. Subsequently, taking into account the results of the Say on Pay proposal vote and our shareholder feedback, the Compensation Committee approved certain modifications to our executive compensation program that it believes enhance the alignment between our executive compensation program and the interests of our shareholders. The Compensation Committee believes these modifications, coupled with the positive changes to our executive compensation program that we implemented in 2012, have strengthened the alignment of the interests of our executive officers with those of our shareholders. These enhancements are discussed below.

Recent Enhancements to our Executive Compensation Program

Over the years, the Compensation Committee has engaged in an ongoing review of our executive compensation and benefits programs to ensure that they support our compensation philosophy and objectives and ultimately serve the interests of our shareholders. As a result of that review, including our outreach efforts discussed above, within the past two years, the Compensation Committee has taken the following actions to further enhance our executive compensation program:

•

Replaced Time-Based Equity Awards with Performance-Based Equity Awards: In lieu of granting time-based equity awards under the 2010 Share Incentive Plan every few years, we began annual grants in 2012 of a new performance-based equity award in the form of market share units. These market share units are settled based on changes in our share price over a multi-year performance period and will be forfeited if our share price has declined by more than 50% at the end of that period.

•	Reduced Maximum Payout Levels under Annual Incentive Plan: In 2012, the Compensation Committee reduced the maximum payout levels under the Annual Incentive Plan from 200% of target to 175% of target.

•

Enhanced Retentive Component of our Executive Incentive Plan: In 2012, to address the impact of the volatility of our business over the three-year performance cycle under our Executive Incentive Plan, we enhanced the retentive element of such plan with a minimum payout level for each year in the three-year performance cycle in which threshold Annual ROE is achieved. Earned minimum payout levels are subject to continued service vesting and are not paid until the end of the full three-year performance cycle.

•

Enhanced Formulaic Nature of Annual Incentive Plan: In 2013, the Compensation Committee instituted a policy that prohibits positive discretion in the determination of payouts to executive officers under the Annual Incentive Plan based on individual performance. Accordingly, the Compensation Committee may reduce (but not increase) calculated payouts under the Annual Incentive Plan to reflect individual performance.

•	Recalibrated our Chief Executive Officer’s Long-Term Incentive Compensation: In 2013, we reduced the value of market share units granted to our Chief Executive Officer (by approximately 21%

compared to his July 2012 market share unit award) and increased the portion of long-term incentive compensation delivered in the form of performance-based share units under the Executive Incentive Plan, which is tied to 3-Year Average ROE, by a corresponding amount.

•

Modified Peer Group: In 2013, with the assistance of its Compensation Consultant, the Compensation Committee approved modifications to our peer group. The Compensation Committee believes that we compete with a unique and differentiated group of offshore insurers and reinsurers for executive talent and investor capital and that this group of companies is subject to similar underlying business trends and forces impacting performance. The Compensation Committee approved modifications that expanded our peer group from 9 companies to 11 companies, 7 of which included us as a peer (or equivalent designation) in their 2012 peer groups. These modifications also lowered the overall average size of the peer group based on market capitalization as of December 31, 2012 versus our prior peer group.

•

Adopted a Clawback Policy: In 2013, we adopted a clawback policy that allows us to recover excessive incentive compensation paid to an executive officer in the event our financial statements are required to be restated.

•

Adopted a Policy Prohibiting Pledging and Hedging of Common Shares: In 2013, we amended our share ownership guidelines to prohibit our executive officers and directors from pledging or hedging our Common Shares.

The Compensation Committee deliberated extensively on whether to add a relative performance measure to our executive compensation program. After considering the nature of the Company’s business, the advice of its Compensation Consultant and the current economic environment within the industry, the Compensation Committee determined that, at the time, absolute performance metrics were more appropriate and considered that relative metrics may encourage management to assume excessive risks.

Competitive Market Environment and Our Peer Group

With the assistance of its Compensation Consultant and our human resources personnel, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of our compensation structure. While the Compensation Committee does not target the specific compensation elements or total compensation against market data, it periodically assesses the competitiveness of the compensation levels of our named executive officers and considers the overall competitive market in which our named executive officers operate. In 2013, the Compensation Consultant conducted a review of the competitiveness of our executive compensation program, including benchmarking the compensation of our named executive officers against our peer group. The Compensation Consultant found that 2012 actual total direct compensation and 2013 target total direct compensation for our named executive officers were, on average, below the peer group median.

In order to attract and retain executives with proven skills and experience required for our Company, our compensation programs must be competitive with those offered by Bermuda-based companies with which we compete for a limited pool of available talent. As one among many Bermuda-based insurers and reinsurers, we experience intense competitive pressures to attract and retain talent. This competition for talent has increased during recent years as a result of, among other things: non-traditional entrants into our industry, such as hedge funds and private equity firms; the proliferation of third-party capital utilization by our competitors resulting in new reinsurance entities entering the market; the growth of markets for catastrophic and specialty risks; and the continuing competition to serve customers and capitalize on potential opportunities in our markets.

The competitive market environment is exacerbated by the Bermuda location of our corporate headquarters and the difficulties of attracting executives to positions that require either expatriate relocation or frequent travel by executives between the U.S. and Bermuda.

In evaluating the competitiveness of our executive compensation program, we have historically considered a peer group of companies that we believe are representative of our actual peers because they are engaged in similar lines of business or compete with us in hiring senior executive officers. Importantly, many of the companies in our peer group have executive officers working in Bermuda and compete with us in offering compensation packages designed to attract executive officers to work for Bermuda-based companies. Accordingly, our historical peer group was comprised entirely of companies in the reinsurance industry with which we compete and share similar characteristics, such as a location in Bermuda, Switzerland or the Cayman Islands and certain elements of the business.

During 2013, as part of its ongoing review of our executive compensation program, the Compensation Committee instructed the Compensation Consultant to reevaluate the composition of our peer group. In completing this evaluation, the Compensation Committee determined that the most important characteristics of each company in our peer group are that the company (1) writes property and casualty reinsurance as a substantial component of its business and (2) is located offshore. The Compensation Committee also considered the revenue and market capitalizations of companies meeting the foregoing criteria. In addition, the Compensation Committee considered the companies included in the 2013 ISS-selected peer group when reevaluating the composition of our peer group. While some of the companies in the ISS-selected peer group overlapped with our peer group, we believe that the companies we selected are more appropriate because they have characteristics that are aligned with our Bermuda location, clientele and reinsurance business model. Significantly, 7 of the 11 companies in our peer group also listed us as a peer or equivalent in their 2012 proxy statements.

Based on this review, the Compensation Consultant recommended a revised peer group to (i) include additional offshore-based companies that write reinsurance, with which we believe we compete for executive talent and (ii) exclude companies that meet this criteria but have significantly larger market capitalizations than we do. Among other factors, the Compensation Committee considered companies viewed by investors, financial analysts and rating agencies as being our competitors. Based on the 2013 peer group review and the input of the Compensation Consultant, the Compensation Committee approved the following new peer group in October 2013, which will be used to evaluate the 2014 executive compensation program:

		Most Recent Fiscal Year(1) (in millions)
Peer Company	Location of Principal Executive Office	Net Income	Market Capitalization	Global Industry Classification Standard (GICS) Description	Identified PTP as a Peer(2)
Allied World Assurance Company Holdings, AG (AWH)*	Switzerland	$417.9	$3,814.7	Property & Casualty Insurance
Arch Capital Group Ltd. (ACGL)	Bermuda	709.7	7,967.4	Property & Casualty Insurance	X
Argo Group International Holdings, Ltd. (AGII)*	Bermuda	143.2	1,237.5	Property & Casualty Insurance
Aspen Insurance Holdings Limited (AHL)	Bermuda	329.8	2,714.1	Property & Casualty Insurance	X
Axis Capital Holdings Limited (AXS)	Bermuda	727.5	5,311.2	Property & Casualty Insurance	X
Endurance Specialty Holdings Ltd. (ENH)	Bermuda	311.9	2,596.1	Reinsurance	X
Greenlight Capital Re, Ltd. (GLRE)*	Cayman Islands	225.7	1,243.1	Reinsurance
Maiden Holdings, Ltd. (MHLD)*	Bermuda	102.7	793.7	Reinsurance
Montpelier Re Holdings Ltd. (MRH)	Bermuda	204.5	1,448.7	Reinsurance	X
RenaissanceRe Holdings Ltd. (RNR)	Bermuda	690.6	4,321.0	Reinsurance	X
Validus Holdings, Ltd. (VR)	Bermuda	532.7	4,024.9	Reinsurance	X
Median		$329.8	$2,714.1
Platinum Underwriters Holdings, Ltd. (PTP)	Bermuda	$223.3	$1,710.3	Reinsurance	N/A
Percentile Rank		29%	32%

*

Indicates new peer group member. Everest Re Group, Ltd. and PartnerRe Ltd. were previously included in the Company’s peer group, but they were removed due to their significantly larger market capitalizations. Alterra Capital Holdings Limited was a member of our peer group before it was acquired by another entity in 2013.

(1)

As of December 31, 2013. All peer group data was sourced from Standard & Poor’s Compustat database or the peer company’s most recent 10-K if not yet entered in the database. Net income reflects income from continuing operations excluding extraordinary items.

(2)	The peer group company included the Company as a peer (or an equivalent designation) in its 2012 proxy statement.

Our total shareholder return from December 31, 2012 to December 31, 2013 ranks at the 46th percentile of our peer group. The following chart shows the total shareholder return for this period for each member of our peer group:

Source: Bloomberg TRA Screen (Total Return Analysis)

In September 2013, the Compensation Committee was informed by the Compensation Consultant that the target total direct compensation of the Company’s chief executive officer for 2013 was 15% below the median of our peer group and was at the 41st percentile. Similarly, the average target total direct compensation of the Company’s named executive officers for 2013 was 18% below the median of the average target total direct compensation of the top five named executive officers of our peer group and was at the 43rd percentile.

Summary of 2013 Elements of Executive Compensation

The following table lists the material elements of our 2013 executive compensation program. The Compensation Committee believes that the pay-for-performance and pay-at-risk design of our executive compensation program balances fixed and variable compensation elements and provides alignment with our short- and long-term financial and strategic priorities through the annual and long-term incentive programs. Our incentives are designed to drive overall corporate performance supportive of our goal of achieving attractive long-term returns for our shareholders, with compensation payouts varying from target based on actual performance against pre-established and communicated performance objectives. As the table below indicates, our compensation program is significantly weighted toward performance-based and at-risk compensation.

Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2013 Decisions

Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Establish a pay foundation at competitive levels to attract and retain talented executives.	Experience, job scope, responsibilities, competitive market, internal pay comparisons, and individual performance.	Our named executive officers received salary increases in 2013 ranging from 3% to 3.8%. See page 27.

Annual Incentive Plan	Variable compensation component payable in cash based on Annual ROE.	Motivate and reward executives for performance on key objectives over the year.

Annual ROE.

Under the Annual Incentive Plan, the Compensation Committee may exercise discretion to decrease (not increase) bonus payouts based on individual performance.

Maximum payout capped at 175% of target opportunity.

No payout if Annual ROE is less than 3%.

2013 target bonuses as a percentage of base salary were consistent with 2012. Based on our Annual ROE of 12.9% for 2013, 2013 bonuses were paid at 137.06% of target. See page 27.

Market Share Units

Variable compensation component payable in Common Shares.

Market share units vest at the end of a three-year performance period, with the number of market share units that vest determined based on the Company’s share price.

Coupled with share units under the Executive Incentive Plan, aligns the interests of executives with those of our shareholders by focusing executives on Company performance over a multi-year period.

Retain talented executives over multi-year performance period.

Number of market share units awarded multiplied by a performance multiplier determined based on a comparison of the Company’s 20-day average share price at the end of the fiscal quarter preceding the third anniversary of the grant date as compared to the Company’s 20-day average share price at the end of the fiscal quarter preceding the grant date.

Maximum payout capped at 150% of target opportunity.

No payout if the performance multiplier is less than 50%.

2013 awards were generally consistent with 2012 awards, except in the case of Mr. Price and Mr. Decleir.

Mr. Price’s long-term incentive awards were recalibrated to reduce the value of the market share units granted to Mr. Price and increase the value of his long-term incentives delivered in the form of share units under the Executive Incentive Plan, in order to increase the proportion of his long-term incentive compensation tied to 3-Year Average ROE.

Mr. Decleir’s target market share unit award was increased to bring his compensation level in line with the compensation levels of other executive officers and the compensation level of his predecessor at the Company.

See page 28.

Executive Incentive Plan	Variable compensation component generally payable in cash based on the value of our Common Shares. Share units earned based on 3-Year Average ROE.

Coupled with market share units, aligns the interests of executives with those of our shareholders by focusing executives on long-term return on equity performance over a multi-year period.

Retain talented executives over multi-year performance period.

3-Year Average ROE.

Maximum payout capped at 150% of target opportunity.

Minimum payout level of 8.33% of the share units granted under the award for each year during the performance cycle in which threshold Annual ROE of 4% is achieved.

2013 awards were generally consistent with 2012 awards, except in the case of Mr. Price, whose long-term incentive awards were recalibrated to reduce the value of the market share units granted to Mr. Price and increase the value of his long-term incentives delivered in the form of share units under the Executive Incentive Plan.

See page 29.

Performance Metrics

As discussed further below, the annual and long-term incentive compensation for our named executive officers is determined based upon three key performance metrics in addition to individual performance: Annual ROE, 3-Year Average ROE and share price. The Compensation Committee believes that these three key performance metrics strongly correlate to growth in long-term shareholder value in the reinsurance industry.

Annual ROE

Annual ROE, which takes into account both our net income and capital in the form of shareholders equity used to produce that net income on an annual basis, is viewed by the Compensation Committee to be a critical and comprehensive measure of our performance. Annual ROE is determined by dividing our net income available to common shareholders by the beginning shareholders’ equity during the year, adjusted by the Compensation Committee for material capital transactions during the year. At the beginning of each year, we establish minimum, maximum and target Annual ROE goals for the Company that correspond to incentive payouts under the Annual Incentive Plan. The Annual ROE goals are based upon our budget, our financial plan, the economic and reinsurance environments and our long-term strategic objectives.

The following chart describes the payout levels under the Annual Incentive Plan awards for 2013 and the corresponding Annual ROE goals required for each payout level:

In order for participants to receive payouts of these Annual Incentive Awards at the target level of 100% for 2013, we would have had to achieve an Annual ROE of 8%. Annual ROE of less than 3% would have resulted in no payout under the Annual Incentive Plan awards, while Annual ROE of 18% or more would have resulted in the maximum payout (175% of target) under the Annual Incentive Plan awards.

The following chart shows our Annual ROE for each of the past three years:

3-Year Average ROE

The Compensation Committee also believes it is appropriate to include 3-Year Average ROE as a component of our long-term incentive program. 3-Year Average ROE is calculated by adding together the Annual ROE for each of the years in a performance cycle and dividing that amount by the number of years in the performance cycle. The Compensation Committee believes 3-Year Average ROE metric reduces year-to-year volatility in long-term incentive compensation and better aligns management’s interests with those of our shareholders by incentivizing management to take actions that have a positive long-term impact on our net income and capital utilization. In addition, we believe that the longer-term 3-Year Average ROE measure is particularly important in evaluating the success of our casualty business where, due to the greater time lag between the occurrence, reporting and payment of claims (as compared with property damage claims), results are generally not known for several years.

The following chart describes the payout levels under the Executive Incentive Plan awards for the 2013-2015 performance cycle and the corresponding 3-Year Average ROE goals required for each payout level:

In order for participants to receive payouts at the target level of 100% for the 2013-2015 performance cycle pursuant to these Executive Incentive Plan awards, we would have to achieve a 3-Year Average ROE of 10.6%. 3-Year Average ROE of less than 4% would result in no payout under these Executive Incentive Plan awards, while 3-Year Average ROE of 15% or more would result in the maximum payout (150% of target) under these awards; provided, however, that participants are eligible to receive a minimum payout level of 8.33% of the share units granted under the award for each year during the performance cycle in which threshold Annual ROE of 4% is achieved.

The following chart shows our 3-Year Average ROE for each of the past three performance cycles:

Share Price

Share price is a significant performance-based element of our compensation program. Changes in share price directly impact the value of our equity-based compensation and, in the case of the market share units, the number of share units that will vest. If our 20-day average share price at the end of the performance period is less than 50% of the Company’s 20-day average share price on the date of grant, then none of the market share units will vest. In addition, all of the long-term incentives granted under our 2010 Share Incentive Plan, including those granted under our Executive Incentive Plan, are either paid in Common Shares or in cash based on the price of our Common Shares at vesting.

The following chart shows change in our share price over each of the past three years:

In addition, we expect our named executive officers to attain a meaningful level of ownership of our Common Shares through our share ownership guidelines described in detail under “Share Ownership Guidelines” below.

Accordingly, our program is designed to result in the accumulation of Common Shares by our named executive officers in order to directly align their interests with those of our shareholders. We believe the combination of share-based compensation and share ownership guidelines motivates our named executive officers to focus on increasing the long-term market value of our Common Shares. In addition, our executive officers are prohibited from hedging the economic risk of their share ownership or pledging our Common Shares.

Individual Performance

In addition to Annual ROE, 3-Year Average ROE and share price, the compensation paid to our named executive officers is impacted by each executive’s individual performance. Changes in base salary and the target values of annual incentive and long-term incentive compensation reflect the individual performance of the executive. In addition, under our Annual Incentive Plan, the Compensation Committee may exercise discretion to reduce (not increase) incentive payouts based on the executive’s individual performance.

Discussion of 2013 Elements of Executive Compensation

The principal elements of executive compensation are base salary, annual incentive bonus awards under the Annual Incentive Plan, long-term incentive awards under the 2010 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan. In addition, certain of our named executive officers receive perquisites and are eligible for post-termination severance benefits and coverage under our benefit programs and retirement savings plans that the Compensation Committee believes to be competitive. Each of our 2013 executive compensation program elements is described in detail below.

Base Salary

Our philosophy is that base salaries should establish a pay foundation at competitive levels to attract and retain talented executives. Base salary is a fixed compensation component payable in cash. The initial base salary levels were determined based on experience, job scope, responsibilities, competitive market, internal pay comparisons, and individual performance. From time to time, base salaries are adjusted to reflect promotions, increases in responsibilities and competitive considerations. In 2013, our named executive officers received base salary increases ranging from 3.0% to 3.8%, effective March 1, 2013.

Annual Incentive Plan

Our Annual Incentive Plan is structured to reward our named executive officers based on short-term corporate performance, subject to a reduction in payout levels at the discretion of the Compensation Committee based on individual performance. Compensation under the Annual Incentive Plan is intended to be a significant component of an executive’s total cash compensation opportunity in a given year, helping to reinforce our “pay-for-performance” culture.

In evaluating the Annual Incentive Plan for 2013, the Compensation Committee approved a design change to enhance the formulaic nature of the Annual Incentive Plan. In the past, the Compensation Committee had retained discretion to approve payouts both more and less than what would have been earned based on the performance bonus multiplier to recognize individual performance. In July 2013, the Compensation Committee determined that the ability to exercise this discretion to increase payouts was no longer consistent with its pay-for-performance compensation design and approved a policy to allow the Compensation Committee to exercise negative discretion only. As a result of this policy, the Compensation Committee may consider individual performance only to reduce the level of payouts that would have otherwise been paid based on the performance bonus multiplier.

In February 2013, the Compensation Committee determined that Annual ROE would be the measure of corporate performance for 2013 under the Annual Incentive Plan and that for 2013, the performance bonus multiplier, which determines the level at which the bonus pool funds, would be as set forth in the table below. In determining the Annual ROE performance levels, the Compensation Committee considered, among other things, estimates of the cost of equity capital, the current economic and market environment in the reinsurance industry and the volatility associated with catastrophe business.

Annual ROE	Performance Bonus Multiplier
Less than 3%	0%
3% – 8%	40% – 100%
8% – 18% or more	100% – 175%

Between performance levels, the applicable performance bonus multiplier will be determined through straight-line interpolation. The target funding level under the Annual Incentive Plan was designed to be reasonably achievable under the economic and market conditions within our industry at the time the performance target was set. The Compensation Committee also believes that the design of the funding schedule discourages excessive risk taking by capping the maximum potential funding level.

The target award levels under the Annual Incentive Plan were determined based on an evaluation of the peer group data as well as the historical compensation levels of our executive officers. For 2013, the Compensation Committee did not change the target award levels, as a percentage of base salary, from those set in 2012 for the named executive officers. Accordingly, in February 2013, the Compensation Committee approved the following 2013 target bonuses for each of our named executive officers:

Named Executive Officer	2013 Target Bonus (as a % of Earned Base Salary)
Mr. Price	150%
Mr. Porter	125%
Ms. Mitchell	125%
Mr. Lombardozzi	100%
Mr. Decleir	75%

At its February 2013 meeting, in addition to the Annual ROE measure discussed above, the Compensation Committee approved non-financial individual objectives for Mr. Price for purposes of exercising discretion to reduce the payout levels under the Annual Incentive Plan in the event that the individual objectives were not attained. The 2013 individual performance objectives included, for example, appropriately allocating capital to underwriting and investments and managing any excess capital that developed in 2013 and maintaining our current A.M. Best Company, Inc. and Standard & Poor’s ratings.

At its meeting in February 2014, the Compensation Committee determined that Annual ROE was 12.9% and thus the performance bonus multiplier for 2013 was 137.06%. In addition, based on our financial performance and the individual performance of each named executive officer during 2013, Mr. Price recommended and the Compensation Committee approved an annual incentive bonus for 2013 for each of the named executive officers (other than himself) equal to his or her 2013 target bonus multiplied by the performance bonus multiplier of 137.06% for 2013. The Compensation Committee also determined that Mr. Price substantially met his non-financial individual objectives for 2013. As a result, Mr. Price’s annual incentive bonus for 2013 was determined to be equal to his 2013 target bonus multiplied by the performance bonus multiplier of 137.06% for 2013.

Long-Term Incentives

The Compensation Committee currently intends that the annual long-term incentive awards granted to the named executive officers be at-risk, performance-based equity compensation. During 2013, the Compensation Committee approved long-term incentive awards in the form of market share units tied to the appreciation of our share price over a three-year performance period and share units under the Executive Incentive Plan that vest based on the Company’s 3-Year Average ROE. The Compensation Committee believes that it is important that a portion of the compensation earned by our executives be based on multi-year performance periods, with payout of the awards tied to our performance during such performance periods.

2010 Share Incentive Plan.    The 2010 Share Incentive Plan provides that the Compensation Committee has authority to grant equity awards in the form of restricted shares, share units, options to purchase Common Shares and share appreciation rights. These equity awards, which vest over time, focus our named executive officers on improving our share price over the long-term and provide a significant incentive for our named executive officers to remain with the Company during the performance period.

In 2012, the Compensation Committee approved and began granting a new type of share unit award under the 2010 Share Incentive Plan, market share units, which replaced the Company’s practice of granting time-based equity awards. These market share units are settled in Common Shares based on changes in our share price over a multi-year performance period and will be forfeited in their entirety if our share price has declined by more than 50% at the end of the multi-year performance period. The Compensation Committee believes that the performance-based design of these awards further aligns the interests of our named executive officers with our shareholders.

Under the program, after the performance period, the number of market share units awarded will be multiplied by a performance multiplier, the numerator of which is the average of the closing prices of the Common Shares for the 20 trading days typically ending on the last day of the fiscal quarter immediately preceding the third anniversary of the date of grant (the “ending share price”) and the denominator of which is the average of the closing prices of the Common Shares for the 20 trading days ending on the last day of the fiscal quarter immediately preceding the date of grant (the “initial share price”). If the ending share price equals the initial share price, then 100% of the market share units granted will vest. If, however, the ending share price increases or decreases as compared to the initial share price, then there will be a corresponding increase or decrease in the vesting percentage of the market share units. Under the program, the maximum payout opportunity is capped at 150% of the market share units initially granted and no payment of Common Shares will be made if the performance multiplier is less than 50%.

In July 2013, the Compensation Committee awarded the regular annual grant of market share units. The July 2013 market share units cliff vest on July 24, 2016. The initial share price for each of these awards was $57.19. The named executive officers received the following number of market share units:

Named Executive Officer	July 2013 Market Share Units
Mr. Price	15,681
Mr. Porter	8,283
Ms. Mitchell	8,283
Mr. Lombardozzi	8,283
Mr. Decleir	6,514

In determining the market share unit awards for each of the named executive officers other than Mr. Price and Mr. Decleir, the Compensation Committee granted awards with fair market values at the time of grant that were relatively consistent with the awards granted in July 2012. While the July 2013 award represented a fewer number of shares, the reduced number of shares reflects the 54% increase in our share price since the July 2012 award. For Mr. Price, the Compensation Committee approved a July 2013 market share unit award that had a fair market value that was significantly lower than the July 2012 market share unit award (approximately 21% lower than the July 2012 market share unit award) to recalibrate his total long-term incentive mix and to deliver more long-term incentives as share units under the Executive Incentive Plan rather than market share units. In approving this recalibration, the Compensation Committee determined to increase the value of Mr. Price’s executive compensation opportunity tied to our 3-Year Average ROE performance.

The fair market value of Mr. Decleir’s target market share unit award was increased to bring Mr. Decleir’s compensation level further in line with the compensation levels of other executive officers as well as the compensation level of his predecessor.

Executive Incentive Plan.    Our compensation program includes as an important element a long-term incentive for our named executive officers that measures performance over a three-year period in the form of share unit awards made under our Executive Incentive Plan in conjunction with our 2010 Share Incentive Plan. Our Executive Incentive Plan focuses our executive officers on profitability over a longer term than our Annual Incentive Plan, which is oriented toward single-year results. We believe that a portion of the compensation earned by our executive officers should be based upon the multi-year financial impact of their decisions and returns delivered to our shareholders. We also believe that the Executive Incentive Plan provides a significant benefit in the retention of named executive officers over time. 3-Year Average ROE is the performance measure under the Executive Incentive Plan for each performance cycle.

2013-2015 Performance Cycle

In February 2013, the Compensation Committee, considering, among other things, estimates of the cost of equity capital, the current economic and market environment in the reinsurance industry and the volatility associated with catastrophe business, established the target and payout levels for the 2013-2015 performance cycle, which remained at the same levels as those established for the 2012-2014 performance cycle. The Compensation Committee determined that the range of payouts would be determined as follows:

3-Year Average ROE	Performance Percentage
Less than 4%	0%
4% – 15% or more	25% – 150%

Between performance levels, the applicable performance percentage will be determined through straight-line interpolation. In order for participants to receive payouts at the target level of 100% for the 2013-2015 performance cycle, we would have to achieve a 3-Year Average ROE of 10.6%. Consistent with the February 2012 award design, the 2013-2015 awards provide for an award payout, after the completion of a three-year performance cycle and determination of the 3-Year Average ROE, of the greater of the number of share units resulting from (i) the performance percentage applicable to the 3-Year Average ROE multiplied by the number of share units granted and (ii) the sum of the number of share units granted multiplied by the minimum payout level established for each year in the three-year performance cycle in which Annual ROE equals or exceeds the threshold Annual ROE specified in the award. To address the impact of the volatility of our business over the three-year performance cycle under our Executive Incentive Plan, the Compensation Committee also determined that the minimum payout level for each year in the 2013-2015 performance cycle is 8.33% of the share units granted under the award for each year in which threshold Annual ROE of 4% is achieved. The Compensation Committee believes that this design enhances the retentive element of the plan because the earned minimum payout levels are subject to continued service vesting and will not be paid until the end of the full three-year performance cycle. If Annual ROE is below 4% in every year in the three-year cycle, the award will be forfeited in its entirety.

In February 2013, the Compensation Committee granted an award of share units under the Executive Incentive Plan for the 2013-2015 performance cycle to each of the named executive officers. The target award levels under the Executive Incentive Plan were determined based on an evaluation of the peer group data as well as the historical compensation levels of our named executive officers. The target award value granted to Messrs. Price, Lombardozzi and Porter and Ms. Mitchell equaled approximately 100% of their 2013 base salaries and the target award value granted to Mr. Decleir equaled approximately 75% of his 2013 base salary. In addition, in connection with the recalibration of Mr. Price’s long-term incentive award, in July 2013, the value of Mr. Price’s share units under the Executive Incentive Plan was increased to approximately 130% of base salary, with a corresponding reduction in the number of market share units that would have been granted to Mr. Price as part of his regular annual market share unit grant. The number of share units awarded is determined by dividing the dollar amount of the award by the fair market value of our Common Shares on the date of grant. Accordingly, during 2013, the named executive officers received the following number of share units under the Executive Incentive Plan:

Named Executive Officer	Executive Incentive Plan Share Units
Mr. Price	22,757
Mr. Porter	10,065
Ms. Mitchell	10,065
Mr. Lombardozzi	10,065
Mr. Decleir	5,936

Share units awarded under the Executive Incentive Plan for the 2013-2015 performance cycle will be paid in cash, provided that the award recipient had achieved his target share ownership level at the time the award was granted. The Compensation Committee approved the cash settlement of these awards after considering the potential dilutive impact of additional share-settled awards. For all of our named executive officers other than Mr. Decleir, share unit awards under the Executive Incentive Plan for the 2013-2015 performance cycle will be paid in cash by multiplying the number of share units due to be paid out by the fair market value of our Common Shares on the vesting date. Because Mr. Decleir had not yet met his target share ownership level at the time his award for the 2013-2015 performance cycle was granted, his award will be paid in Common Shares by multiplying the number of share units awarded by the applicable performance percentage and converting that number of share units into Common Shares on a one-to-one basis.

Recently Completed Performance Cycles

The share unit awards made to each of the named executive officers under the Executive Incentive Plan for the 2011-2013 performance cycle vested in February 2014. In February 2014, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, 3-Year Average ROE over the 2011-2013 performance cycle was 7.0%, resulting in a performance percentage of 17.72% for the performance cycle. In addition, in February 2014, the Compensation Committee determined that the share unit awards made to each of the named executive officers under the Executive Incentive Plan for the last year of the 2012-2013 performance cycle vested. Based on the Company’s 2013 Annual ROE of 12.9%, each of the named executive officers received a payout of 50% of the share units awarded.

Perquisites

Messrs. Price, Porter and Decleir are expatriate employees employed by our Bermuda-based companies. We follow the practice of our peer group and many Bermuda companies of providing allowances to and paying certain expenses of expatriate executives, including housing and automobile allowances and costs of airfare for a specified number of visits by them and their families to their home countries. The amounts paid in respect of these allowances and expenses are driven primarily by market conditions in Bermuda and the income taxes that may be assessed on such allowances.

In connection with Mr. Price’s relocation to the United States and the amendment and restatement of his employment agreement in July 2010, Mr. Price agreed to a reduction in his base salary (including a corresponding reduction in the value of his target bonus and the target Executive Incentive Plan awards) and housing allowance, effective in August 2011. The Compensation Committee considered that these actions offset the estimated cost to us of Mr. Price’s commuting by corporate jet on up to 24 occasions per calendar year between the United States and his principal place of employment at our corporate headquarters in Bermuda, which we began providing in August 2011 pursuant to Mr. Price’s amended and restated employment agreement. We provide this travel through our membership in a corporate jet rental program. Other than Mr. Price’s use of the corporate jet rental membership for commuting purposes, none of our named executive officers are permitted to use the membership for personal use.

Other Items Comprising All Other Compensation

In addition to the elements of compensation discussed above, we make employer contributions to our various qualified and nonqualified defined contribution savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers. We do not have a defined benefit pension plan or any supplemental retirement benefits.

In accordance with Section 457A of the Internal Revenue Code, Mr. Price and Mr. Porter, our Bermuda-based named executive officers who are also United States taxpayers, are not eligible to participate in our nonqualified plans. Instead, each of those named executive officers receives an annual cash payment equal to the amount we would have contributed to our nonqualified plans for him.

Other Considerations

Benefits Upon Termination of Employment.    Each of our named executive officers has an employment agreement that provides for severance benefits in the event that his or her employment is terminated by us without cause or by the executive for good reason. In addition, each of the named executive officers is eligible for severance benefits under our Amended and Restated Change in Control Severance Plan (the “CIC Plan”) in the event of a termination of employment by us without cause or by the executive for good reason during the two-year period following a change in control. The receipt of severance benefits pursuant to the employment agreements and CIC Plan is conditioned upon the participant’s execution of a full waiver and release in favor of us, and agreement to comply with covenants relating to non-solicitation of customers and employees, non-disparagement and confidentiality. Our long-term incentive awards are also subject to accelerated vesting or prorated payment in the event of a termination of employment after a change in control, death or disability, and termination of employment by us without cause or by the named executive officer for good reason, among other circumstances. These post-termination benefits and restrictive covenants are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control” below. Post-termination benefits are provided to our executives in order to attract and retain qualified professionals. In addition, in the case of a termination in connection with a change in control, we believe that the CIC Plan secures the continued services, dedication and objectivity of our named executive officers in the event of any possible or actual change in control without concern as to whether such named executive officers might be hindered or distracted by personal uncertainties regarding their continued employment and risks created thereby.

Share Ownership Guidelines.    To align our executives’ interests with those of our shareholders and to ensure that our executives own meaningful levels of our Common Shares throughout their tenures with the Company, the Board of Directors established share ownership guidelines for our executives. All of our named executive officers have achieved their target share ownership levels.

The target share ownership levels for our Chief Executive Officer and our other named executive officers, as well as estimates of the value of the investment in the Company and multiple of current base salary that those target share ownership levels represent, are set forth in the table below.

Named Executive Officer	Target Share Ownership Levels (# of Common Shares)	Value of Target Ownership(1)	Multiple of Current Base Salary(1)
Mr. Price	100,000	$6,128,000	6.6
Mr. Porter	50,000	$3,064,000	5.9
Ms. Mitchell	50,000	$3,064,000	5.9
Mr. Lombardozzi	50,000	$3,064,000	5.9
Mr. Decleir	30,000	$1,838,400	4.5

(1)	Based on the closing price of $61.28 per Common Share on December 31, 2013.

We believe that these target share ownership levels provide a meaningful alignment of the interests of our named executive officers with the interests of our shareholders, which furthers our business goal of achieving attractive long-term returns for our shareholders.

Prohibition on Hedging and Pledging our Common Shares.    Under our share ownership guidelines, our executive officers and directors are prohibited from hedging the economic risk of their share ownership or pledging our Common Shares. These prohibitions apply to all of our executive officers who are required to file ownership reports with the SEC pursuant to Section 16 of the Exchange Act. Currently, no executive officers or directors have hedged the economic risk of their share ownership or pledged our Common Shares.

Clawback Policy.    The Board of Directors adopted a clawback policy in October 2013. Under this policy, the Board may, in its discretion and subject to applicable law, recover incentive compensation paid to an executive officer of the Company pursuant to cash-based and share-based awards made under the Annual Incentive Plan or the Executive Incentive Plan in the event our financial statements are required to be restated due to the intentional misconduct of the executive officer. The policy covers incentive compensation paid by us or any of our subsidiaries during the 36-month period following the filing with the SEC of the Company’s financial statements that are later the subject of a restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. The Board may recover the amount by which the incentive compensation paid exceeded the amount that would have been paid if calculated using the restated financial statements.

Tax Implications of Executive Compensation Program.    Under Section 162(m) of the Internal Revenue Code, compensation over $1 million for any year is generally not deductible for United States income tax purposes for compensation paid to our named executive officers who are employees of our United States-based subsidiaries. Performance-based compensation is exempt from the deduction limit, however, if certain requirements are met. The Compensation Committee considers the impact of Section 162(m) in the design of the compensation program. Because the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation.

The Compensation Committee

The Compensation Committee establishes the Company’s general compensation philosophies and oversees the development and implementation of the Company’s compensation and benefits policies. The Compensation Committee determines the Chief Executive Officer’s compensation after consultation with each of the nonemployee directors on the Board, and sets the compensation of the other named executive officers after considering the recommendations of the Chief Executive Officer concerning the compensation of such executive officers.

The Compensation Committee’s responsibilities under its charter are further described in the “Corporate Governance” section of this proxy statement. While not members of the Compensation Committee, the Chairman of the Board and all other directors, including the Chief Executive Officer, attended all meetings of the Compensation Committee in 2013 to observe and contribute to the Committee’s discussions relating to executive compensation. The Chief Executive Officer did not attend portions of the meetings relating to his compensation and he is not involved in setting or recommending his own compensation levels.

The Independent Compensation Consultant

The Compensation Consultant provides executive and director compensation consulting services to the Compensation Committee. The Compensation Consultant is retained by and reports to the Compensation Committee and participates in committee meetings when requested by the Chairman of the Compensation Committee. The Compensation Consultant informs the Compensation Committee on market trends, as well as regulatory issues and developments and how they may impact our executive compensation programs. The Compensation Consultant also advises regarding the design and competitiveness of the executive compensation program, including conducting benchmarking against our peer group, to help the Compensation Committee evaluate the linkage between pay and performance and the ability of the overall executive compensation program to support our financial and strategic objectives. The Compensation Consultant does not provide any other services to the Company. The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to the NYSE rules and the Company concluded that the Compensation Consultant’s work for the Compensation Committee did not raise any conflict of interest.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” appearing on pages 17 to 33 of this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

A. John Hass, Chairman

Edmund R. Megna

Linda E. Ransom

Christopher J. Steffen

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

2013 Summary Compensation Table

The following table sets forth information relating to the compensation of the Chief Executive Officer, the Chief Financial Officer and our three next most highly compensated executive officers for 2013 who were serving as executive officers at the end of the fiscal year ended December 31, 2013 (our named executive officers).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards(1) ($) (e)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation(2) ($) (i)	Total ($) (j)
Michael D. Price President and Chief Executive Officer of the Company	2013 2012 2011	925,000 900,000 946,667	2,157,696 3,552,258 979,998	1,901,708 2,362,500 —	638,883 628,616 632,201	5,623,287 7,443,374 2,558,866
Allan C. Decleir Executive Vice President and Chief Financial Officer of the Company	2013 2012 2011	402,500 387,500 366,667	704,877 1,211,637 481,287	413,750 254,297 —	290,218 255,071 261,798	1,811,345 2,108,505 1,109,752
Robert S. Porter Chief Executive Officer of Platinum Bermuda	2013 2012 2011	512,500 500,000 500,000	1,025,093 1,636,397 500,022	878,041 1,093,750 —	520,725 524,233 537,833	2,936,359 3,754,380 1,537,855
H. Elizabeth Mitchell President and Chief Executive Officer of Platinum US	2013 2012 2011	512,500 495,833 475,000	1,025,093 1,636,397 474,999	878,041 1,084,635 —	53,320 59,800 72,162	2,468,954 3,276,665 1,022,161
Michael E. Lombardozzi President, Chief Executive Officer and Chief Legal Officer of PASI	2013 2012 2011	512,500 500,000 500,000	1,025,093 1,636,397 500,022	702,433 875,000 —	53,428 61,395 385,951	2,293,454 3,072,792 1,385,973

(1)

The amounts shown in column (e), Stock Awards, represent the aggregate grant date fair value of share unit awards granted to the named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of stock awards are discussed in Note 12 to the consolidated financial statements contained in our 2013 Form 10-K. The amounts shown in column (e), Stock Awards, include the grant date fair value of performance-based share unit awards made to each of our named executive officers under the Executive Incentive Plan in 2013, 2012 and 2011 and the grant date fair value of market share unit awards made to each of our named executive officers under the 2010 Share Incentive Plan in 2013 and 2012. The maximum value as of the grant date for Executive Incentive Plan awards made in February 2013 for the 2013-2015 performance cycle was as follows: Mr. Price: $1,395,048; Mr. Decleir: $455,618; Mr. Porter: $772,565; Ms. Mitchell: $772,565; and Mr. Lombardozzi: $772,565. The maximum value as of the grant date for the Executive Incentive Plan award made in July 2013 to Mr. Price for the 2013-2015 performance cycle was $393,067. The grant date fair value of market share units was $61.58 per share and was calculated based on the market-based performance conditions and the application of a Monte Carlo simulation model. Under FASB ASC Topic 718, the vesting condition related to the market share units is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. The terms of the market share units are described above under “Executive Compensation — Compensation Discussion and Analysis — Discussion of 2013 Elements of Compensation — Long-Term Incentives — 2010 Share Incentive Plan.”

(2)	The amounts for 2013 include:

	Michael D. Price	Allan C. Decleir	Robert S. Porter	H. Elizabeth Mitchell	Michael E. Lombardozzi
Housing allowance	$120,000	$180,000	$432,000	$—	$—
401(k) and nonqualified plan contributions	25,500	40,250	25,500	51,250	51,250
Cash paid in lieu of nonqualified plan contributions	67,000	—	25,750	—	—
Personal financial, legal or tax advice fees	—	—	6,150	—	—
Automobile allowance	—	8,400	8,400	—	—
Dividends paid on stock awards	5,255	4,283	2,178	2,070	2,178
Home leave and other personal travel expenses	—	48,485	11,477	—	—
Commuting expenses	421,128	—	—	—	—
Club fees	—	8,800	9,270	—	—
Total All Other Compensation	$638,883	$290,218	$520,725	$53,320	$53,428

Housing and automobile allowances and home leave and other personal travel expenses are paid pursuant to the named executive officers’ employment agreements. Home leave and other personal travel expenses were valued on the basis of the aggregate incremental cost to the Company and represent the amounts paid to Mr. Decleir and Mr. Porter. Commuting expenses is comprised of (i) $415,210 paid by us to the vendor for Mr. Price’s use of our membership in a corporate jet rental program for 17 round trips between the United States and his principal place of employment at our corporate headquarters in Bermuda in 2013 and (ii) $5,918 for ground transportation to and from the airport in connection with those trips.

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2013

The following table shows the equity and non-equity awards granted to the named executive officers under our equity and non-equity incentive plans during the fiscal year ended December 31, 2013.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(l)
Michael D. Price	2/13/13	(1)	$555,000	$1,387,500	$2,428,125
	2/13/13	(2)				1,514	18,175	27,263	$930,015
	7/24/13	(2)				382	4,582	6,873	$262,045
	7/24/13	(3)				7,841	15,681	23,522	$965,636

Allan C. Decleir	2/13/13	(1)	$120,750	$301,875	$528,281
	2/13/13	(2)				495	5,936	8,904	$303,745
	7/24/13	(3)				3,257	6,514	9,771	$401,132

Robert S. Porter	2/13/13	(1)	$256,250	$640,625	$1,121,094
	2/13/13	(2)				839	10,065	15,098	$515,026
	7/24/13	(3)				4,142	8,283	12,425	$510,067

H. Elizabeth Mitchell	2/13/13	(1)	$256,250	$640,625	$1,121,094
	2/13/13	(2)				839	10,065	15,098	$515,026
	7/24/13	(3)				4,142	8,283	12,425	$510,067

Michael E. Lombardozzi	2/13/13	(1)	$205,000	$512,500	$896,875
	2/13/13	(2)				839	10,065	15,098	$515,026
	7/24/13	(3)				4,142	8,283	12,425	$510,067

(1)

Awards made pursuant to the Annual Incentive Plan in respect of 2013. The terms of the Annual Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Discussion of 2013 Elements of Compensation — Annual Incentive Plan.” Amounts reported in columns (c) — (e) represent estimated possible payouts. The threshold amounts were calculated assuming payout of the awards based on achievement of 3% Annual ROE for 2013, the minimum Annual ROE that would result in payment pursuant to the awards. The named executive officers would not have received any payments under these awards if Annual ROE was less than 3%. As these awards were paid on February 11, 2014, amounts reported in columns (c) — (e) represent estimated possible payouts. The actual amounts of the Annual Incentive Plan awards paid to our named executive officers are included in the 2013 Summary Compensation Table in column (g), Non-Equity Incentive Plan Compensation.

(2)

Awards made pursuant to the Executive Incentive Plan for the 2013-2015 performance cycle that are scheduled to vest on February 13, 2016. The terms of the Executive Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Discussion of 2013 Elements of Compensation — Long-Term Incentives — Executive Incentive Plan.” Amounts reported in columns (f) — (h) represent estimated possible payouts. The threshold amounts, equal to 8.33% of the target share units, were calculated assuming payout of the awards based on achievement of 4% Annual ROE for one year during the 2013-2015 performance cycle and less than 4% Annual ROE for the other two years during the 2013-2015 performance cycle, the minimum Annual ROE that would result in payment pursuant to the awards. The share units subject to these awards would be forfeited if Annual ROE is less than 4% in each year of the performance cycle. As Annual ROE for 2013 was greater than 4%, at least the threshold number of shares will vest on February 13, 2016. The grant date fair values of these awards are included in the 2013 Summary Compensation Table in column (e), Stock Awards.

(3)

Market share units granted in July 2013 under the 2010 Share Incentive Plan that are scheduled to vest on July 24, 2016. The terms of the market share units are described above under “Executive Compensation —Compensation Discussion and Analysis — Discussion of 2013 Elements of Compensation — Long-Term Incentives — 2010 Share Incentive Plan.” Amounts reported in columns (f) — (h) represent estimated possible payouts. The threshold amounts were calculated assuming a payout of the awards based on a 50% performance multiplier, the minimum performance multiplier that would result in payment pursuant to the awards. The grant date fair values of the market share units are included in the 2013 Summary Compensation Table in column (e), Stock Awards.

Employment Agreements and Arrangements with Named Executive Officers

The awards and other compensation items set forth in the 2013 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2013 Table are described in more detail above under “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement. Following is a description of the material terms of our employment agreements and arrangements with each of our named executive officers except for severance arrangements, which are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Severance Arrangements under Employment Agreements” below.

Michael D. Price

Mr. Price entered into an amended and restated employment agreement with us dated July 22, 2010 pursuant to which he serves as our Chief Executive Officer. The term of Mr. Price’s employment under his employment agreement commenced on July 22, 2010, was automatically extended for an additional year on August 1, 2013 and will be automatically extended from year to year unless written notice is provided by either party, at least 120 days prior to the end of the term, that the term shall not be extended. Pursuant to his employment agreement, Mr. Price receives a base salary and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 150% of base salary. The actual payout of the annual incentive bonus depends upon the achievement of performance objectives established under the Annual Incentive Plan, provided that the Compensation Committee in its sole discretion will determine the actual annual incentive bonus paid to Mr. Price. Mr. Price’s employment agreement also provides that on or prior to February 28 of each calendar year during the term of the agreement, he will participate in the Executive Incentive Plan with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Price is required to maintain ownership of 100,000 Common Shares in accordance with our share ownership guidelines. In addition, he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives. Mr. Price also receives a housing allowance of $10,000 per month. On August 1, 2011, we began providing Mr. Price with travel by corporate jet for up to 24 round trips per year (prorated for any partial calendar year) for commuting between the United States and his principal place of employment at our corporate headquarters in Bermuda.

Allan C. Decleir

Mr. Decleir entered into an employment agreement with us dated April 29, 2010 in connection with his appointment as our Executive Vice President effective April 29, 2010 and Chief Financial Officer effective June 1, 2010. The term of Mr. Decleir’s employment under his employment agreement commenced on April 29, 2010, was automatically extended for an additional year on April 29, 2013 and will be automatically extended from year to year, unless written notice is provided by either party, at least 30 days prior to the end of the current term, that the term shall not be so extended. Pursuant to his employment agreement, Mr. Decleir receives a base salary and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 75% of earned base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan. Mr. Decleir’s employment agreement also provides that Mr. Decleir is eligible to receive annual equity awards under the 2010 Share Incentive Plan, and that he will participate in the Executive Incentive Plan with the ability to achieve an expected target annual award opportunity if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any 2010 Share Incentive Plan award and any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Decleir is required to accumulate 30,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives a housing and automobile allowance of $15,700 per month and reimbursement for business class roundtrip air travel to Brazil for him and his family on up to three occasions per year, and he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Robert S. Porter

Mr. Porter entered into an amended and restated employment agreement with Platinum Bermuda dated October 27, 2010 pursuant to which he serves as Chief Executive Officer of Platinum Bermuda. The term of Mr. Porter’s employment under his employment agreement commenced on March 1, 2006, was automatically extended for an additional year on August 1, 2013 and will be automatically extended from year to year, unless written notice is provided by either party, at least 90 days prior to the end of the term, that the term shall not be so extended. Pursuant to his employment agreement, Mr. Porter receives a minimum base salary at the rate of $500,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 125% of base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan. Mr. Porter’s employment agreement also provides that he will participate in the Executive Incentive Plan with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Porter is required to maintain ownership of 50,000 Common Shares in accordance with our share ownership guidelines. In addition, he receives a housing and living and automobile allowance of $36,700 per month and reimbursement for first-class roundtrip air travel to the United States for him and his family on up to four occasions per year, and he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

H. Elizabeth Mitchell

Ms. Mitchell entered into an amended and restated employment agreement with Platinum US dated October 27, 2010 pursuant to which she serves as President and Chief Executive Officer of Platinum US. The term of Ms. Mitchell’s employment under her employment agreement commenced on October 27, 2010, was automatically extended for an additional year on August 1, 2013 and will be automatically extended from year to year, unless written notice is provided by one party to the other, at least 90 days prior to the end of the term, that the term shall not be so extended. Pursuant to her employment agreement, Ms. Mitchell receives a minimum base salary at the rate of $475,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 125% of base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan. Ms. Mitchell’s employment agreement also provides that she will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 100% of her base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Ms. Mitchell is required to maintain ownership of 50,000 Common Share in accordance with our share ownership guidelines. In addition, she is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Michael E. Lombardozzi

Mr. Lombardozzi entered into an employment agreement with PASI dated September 1, 2011 pursuant to which he serves as President, Chief Executive Officer and Chief Legal Officer of PASI and is principally based in the offices of PASI located in Stamford, Connecticut. The term of Mr. Lombardozzi’s employment under his employment agreement commenced on September 1, 2011, was automatically extended for an additional year on September 1, 2013 and will be automatically extended from year to year, unless written notice is provided by either party, at least 90 days prior to the end of the term, that the term shall not be so extended. Pursuant to his employment agreement, Mr. Lombardozzi receives a minimum base salary at the rate of $500,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and the actual payout depending upon the achievement of performance objectives established under the Annual Incentive Plan. Mr. Lombardozzi’s employment agreement also provides that he will participate in the Executive Incentive Plan with an expected target annual award opportunity of 100% of his base salary if we achieve certain performance objectives over a three-year period. The actual amount, terms and conditions and the form of payment of any Executive Incentive Plan award will be determined by the Compensation Committee in its sole discretion. Mr. Lombardozzi is required to maintain ownership of 50,000 Common Shares in accordance with our share ownership guidelines. In addition, he is eligible to participate in the employee benefit plans, arrangements and perquisites that are generally available to our senior executives.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table sets forth information with respect to the named executive officers concerning the outstanding equity awards held as of December 31, 2013.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($) (j)
Michael D. Price					3,977	(2)	$243,711
								37,553	(3)	$2,301,248
					3,129	(4)	$191,745
								44,963	(5)	$2,755,333
								41,861	(6)	$2,565,242
								34,136	(7)	$2,091,854
								23,522	(8)	$1,441,428
Allan C. Decleir					677	(9)	$41,487
					1,443	(10)	$88,427
					2,290	(11)	$140,331
					1,142	(2)	$69,982
								12,206	(3)	$747,984
					1,017	(4)	$62,322
								10,961	(5)	$671,690
								10,205	(6)	$625,362
								8,904	(7)	$545,637
								9,771	(8)	$598,767
Robert S. Porter					2,029	(2)	$124,337
								20,864	(3)	$1,278,546
					1,738	(4)	$106,505
								18,735	(5)	$1,148,081
								17,442	(6)	$1,068,846
								15,098	(7)	$925,205
								12,425	(8)	$761,404
H. Elizabeth Mitchell					1,928	(2)	$118,148
								20,864	(3)	$1,278,546
					1,738	(4)	$106,505
								18,735	(5)	$1,148,081
								17,442	(6)	$1,068,846
								15,098	(7)	$925,205
								12,425	(8)	$761,404
Michael E. Lombardozzi	32,065	—	$33.92	02/20/2018
					2,029	(2)	$124,337
								20,864	(3)	$1,278,546
					1,738	(4)	$106,505
								18,735	(5)	$1,148,081
								17,442	(6)	$1,068,846
								15,098	(7)	$925,205
								12,425	(8)	$761,404

(1)	Calculated by multiplying the number of shares or share units by $61.28, the per share closing price of our Common Shares on December 31, 2013.

(2)

Share units granted under the Executive Incentive Plan which vested on February 16, 2014. Because the 2011-2013 performance cycle for these share units has completed, the number of share units is based on the actual 3-Year Average ROE achieved during such performance cycle of 7.0%.

(3)

Share units granted under the Executive Incentive Plan which vest on February 14, 2015, subject to satisfaction of performance criteria for the 2012-2014 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% 3-Year Average ROE during the performance period. Because Annual ROE was greater than 4% for 2012 and 2013, the minimum number of share units that will vest is 16.66% of the share units granted.

(4)

Share units granted under the Executive Incentive Plan which vested on February 11, 2014. Because the 2012-2013 performance cycle for these share units has completed, the number of share units is based on the actual Annual ROE for 2013 of 12.9%.

(5)	Market share units which vest on July 14, 2014. Number of share units is based on achieving the maximum performance multiplier of 150% during the performance period.

(6)	Market share units which vest on July 23, 2015. Number of share units is based on achieving the maximum performance multiplier of 150% during the performance period.

(7)

Share units granted under the Executive Incentive Plan which vest on February 13, 2016, subject to satisfaction of performance criteria for the 2013-2015 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% 3-Year Average ROE during the performance period. Because Annual ROE was greater than 4% for 2013, the minimum number of share units that will vest is 8.33% of the share units granted.

(8)	Market share units which vest on July 24, 2016. Number of share units is based on achieving the maximum performance multiplier of 150% during the performance period.

(9)	Unvested portion remaining from award of share units originally vesting in four equal annual installments on February 22, 2011, 2012, 2013 and 2014.

(10)	Unvested portion remaining from award of share units originally vesting in four equal annual installments on April 29, 2011, 2012, 2013 and 2014.

(11)	Unvested portion remaining from award of share units originally vesting in four equal annual installments February 16, 2012, 2013, 2014 and 2015.

Option Exercises and Stock Vested for Fiscal Year-End 2013

The following table sets forth information with respect to the named executive officers concerning share option exercises and the vesting of share units and restricted shares during the fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(2) ($) (e)
Michael D. Price(3)	—	—	38,157	$2,182,714
Allan C. Decleir(4)	23,124	$592,502	10,125	$551,642
Robert S. Porter(5)	148,672	$3,522,534	16,468	$926,685
H. Elizabeth Mitchell(6)	158,026	$3,888,048	15,731	$884,777
Michael E. Lombardozzi(7)	59,524	$1,638,658	16,468	$926,685

(1)

The value realized on exercise is calculated by multiplying the number of Common Shares acquired on exercise by the difference between the closing price of our Common Shares on the date of exercise and the exercise price of the option.

(2)

The value realized on vesting is calculated by multiplying the number of Common Shares acquired on vesting by the closing price of our Common Shares on the vesting date or, with respect to share units which vested on a weekend or holiday, the trading date immediately preceding the vesting date.

(3)

On February 13, 2013, Mr. Price acquired 3,130 Common Shares on vesting of an award of share units made under the Executive Incentive Plan for the 2012-2013 performance cycle originally granted to him on February 14, 2012. The closing price of our Common Shares on February 13, 2013 was $51.25. On February 22, 2013, Mr. Price acquired 2,186 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2010-2012 performance cycle originally granted to him on February 22, 2010. The closing price of our Common Shares on February 22, 2013 was $52.41 per share. On July 31, 2013, Mr. Price acquired 32,841 Common Shares on vesting of the second of two equal annual installments of an award of 65,682 restricted shares originally granted to him on October 29, 2009. The closing price of our Common Shares on July 31, 2013 was $58.09 per share.

(4)

On February 8, 2013, Mr. Decleir exercised 10,000 options with an exercise price of $27.62 per share. The closing price of our Common Shares on February 8, 2013 was $50.36 per share. On February 13, 2013, Mr. Decleir acquired 1,017 Common Shares on vesting of an award of share units made under the Executive Incentive Plan for the 2012-2013 performance cycle originally granted to him on February 14, 2012. The closing price of our Common Shares on February 13, 2013 was $51.25. On February 16, 2013, Mr. Decleir acquired 1,145 Common Shares on vesting of the second of four annual installments of an award of 4,580 share units originally granted to him on February 16, 2011. The closing price of our Common Shares on February 15, 2013 (the trading date immediately preceding the vesting date) was $51.75. On February 22, 2013, Mr. Decleir acquired 678 Common Shares on vesting of the third of four annual installments of an award of 2,711 share units originally granted to him on February 22, 2010. The closing price of our Common Shares on February 22, 2013 was $52.41 per share. On February 23, 2013, Mr. Decleir acquired 872 Common Shares on vesting of the last of four annual installments of an award of 3,491 share units originally granted to him on February 23, 2009. The closing price of our Common Shares on February 22, 2013 (the trading date immediately preceding the vesting date) was $52.41 per share. On March 15, 2013, Mr. Decleir acquired 4,970 Common Shares on conversion of an award of share units originally granted to him pursuant to the Annual Incentive Plan on February 14, 2012. The closing price of our Common Shares on March 15, 2013 was $55.85 per share. On April 29, 2013, Mr. Decleir acquired 1,443 Common Shares on vesting of the third of four annual installments of an award of 5,772 share units originally granted to him on April 29, 2010. The closing price of our Common Shares on April 29, 2013 (the trading date immediately preceding the vesting date) was $56.45 per share. On October 18, 2013, Mr. Decleir exercised 1,577 options with an exercise price of $34.34 per share, 2,700 options with an exercise price of $33.92 per share and 3,068 options with an exercise price of $30.58 per share. The closing price of our Common Shares on October 18, 2013 was $60.90 per share. On October 21, 2013, Mr. Decleir exercised 3,334 options with an exercise price of $34.34 per share and 2,445 options with an exercise price of $33.92 per share. The closing price of our Common Shares on October 21, 2013 was $61.39 per share.

(5)

On February 13, 2013, Mr. Porter acquired 1,739 Common Shares on vesting of an award of share units made under the Executive Incentive Plan for the 2012-2013 performance cycle originally granted to him on February 14, 2012. The closing price of our Common Shares on February 13, 2013 was $51.25. On February 22, 2013, Mr. Porter acquired 1,116 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2010-2012 performance cycle originally granted to him on February 22, 2010. The closing price of our Common Shares on February 22, 2013 was $52.41 per share. On April 26, 2013, Mr. Porter exercised 50,596 options with an exercise price of $34.34 per share, 29,150 options with an exercise price of $33.92 per share, 10,673 options with an exercise price of $30.75 per share and 58,253 options with an exercise price of $30.58 per share. The closing price of our Common Shares on April 26, 2013 was $56.22 per share. On July 24, 2013, Mr. Porter acquired 13,613 Common Shares on vesting of the second of two equal annual installments of an award of 27,226 restricted shares originally granted to him on April 29, 2010. The closing price of our Common Shares on July 24, 2013 was $57.23 per share.

(6)

On February 8, 2013, Ms. Mitchell exercised 24,394 options with an exercise price of $30.75 per share and 26,059 options with an exercise price of $30.58 per share. The closing price of our Common Shares on February 8, 2013 was $50.36 per share. On February 13, 2013, Ms. Mitchell acquired 1,739 Common Shares on vesting of an award of share units made under the Executive Incentive Plan for the 2012-2013 performance cycle originally granted to her on February 14, 2012. The closing price of our Common Shares on February 13, 2013 was $51.25. On February 22, 2013, Ms. Mitchell acquired 1,060 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2010-2012 performance cycle originally granted to her on February 22, 2010. The closing price of our Common Shares on February 22, 2013 was $52.41 per share. On July 24, 2013, Ms. Mitchell acquired 12,932 Common Shares on vesting of the second of two equal annual installments of an award of 25,865 restricted shares originally granted to her on April 29, 2010. The closing price of our Common Shares on July 24, 2013 was $57.23 per share. On October 18, 2013, Ms. Mitchell exercised 33,179 options with an exercise price of $34.34 per share and 23,674 options with an exercise price of $33.92 per share. The closing price of our Common Shares on October 18, 2013 was $60.90 per share. On October 21, 2013, Ms. Mitchell exercised 45,244 options with an exercise price of $34.34 per share and 5,476 options with an exercise price of $33.92 per share. The closing price of our Common Shares on October 21, 2013 was $61.39 per share.

(7)

On February 13, 2013, Mr. Lombardozzi acquired 1,739 Common Shares on vesting of an award of share units made under the Executive Incentive Plan for the 2012-2013 performance cycle originally granted to him on February 14, 2012. The closing price of our Common Shares on February 13, 2013 was $51.25. On February 22, 2013, Mr. Lombardozzi acquired 1,116 Common Shares on vesting of the award of share units made under the Executive Incentive Plan for the 2010-2012 performance cycle originally granted to him on February 22, 2010. The closing price of our Common Shares on February 22, 2013 was $52.41 per share. On July 24, 2013, Mr. Lombardozzi acquired 13,613 Common Shares on vesting of the second of two equal annual installments of an award of 27,226 restricted shares originally granted to him on April 29, 2010. The closing price of our Common Shares on July 24, 2013 was $57.23 per share. On October 22, 2013, Mr. Lombardozzi exercised 200 options with an exercise price of $34.34 per share. The closing price of our Common Shares on October 22, 2013 was $61.68 per share. On October 24, 2013, Mr. Lombardozzi exercised 59,324 options with an exercise price of $34.34 per share. The closing price of our Common Shares on October 24, 2013 was $61.87 per share.

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2013

The following table sets forth information for the named executive officers with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2013.

Name (a)	Plan	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year(1) ($) (c)	Aggregate Earnings in Last Fiscal Year(2) ($) (d)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (e)	Aggregate Balance at Last Fiscal Year End(3) ($) (f)
Michael D. Price	Platinum US nonqualified retirement savings plan	—	—	$(34,525)	—	$352,679
Allan C. Decleir	International pension plan	—	$40,250	$21,114	—	$310,319
Robert S. Porter	Platinum US nonqualified retirement savings plan	—	—	$(8,270)	—	$84,479
H. Elizabeth Mitchell	Platinum US nonqualified retirement savings plan	—	$25,750	$17,937	—	$268,759
Michael E. Lombardozzi	Platinum US nonqualified retirement savings plan	—	$25,750	$(7,754)	—	$215,643

(1)	These amounts are reported as compensation in the 2013 Summary Compensation Table in column (i), All Other Compensation.

(2)	These amounts are not reported as compensation in the 2013 Summary Compensation Table because they are not above-market or preferential.

(3)

For each named executive officer, the amounts contributed by the Company to the applicable nonqualified defined contribution plan were included in the Summary Compensation Table in the year in which such contributions were earned, if such named executive officer was included in the Summary Compensation Table at such time. The aggregate balance at last fiscal year end for the applicable nonqualified defined contribution plan includes the following amounts which were also reported in the Summary Compensation Table for 2013 or prior years: Mr. Price: $241,462; Mr. Decleir: $145,334; Mr. Porter: $64,417; Ms. Mitchell: $233,884; and Mr. Lombardozzi: $197,067, in each case less any portion of such amount that was earned during the fourth quarter of 2013 but not deposited in the plan until the first quarter of 2014.

As discussed above, we make employer contributions to our various qualified and nonqualified defined contribution savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers.

Employees who are based in the United States or are United States taxpayers are allowed to contribute a percentage of their base salary and we provide matching contributions in an amount equal to up to 4% of the employee’s base salary contributions each year. We also make a profit-sharing contribution for each employee in an amount equal to up to 6% of the employee’s earned base salary each year. To the extent that contributions would exceed the limits prescribed by Section 401(a)(7) of the Internal Revenue Code for qualified defined contribution plans, such as our 401(k) plan (for 2013, base salary in excess of $255,000), eligible employees will receive the remainder of their 4% Company match and 6% profit-sharing contribution in the nonqualified retirement savings plan of Platinum US. The nonqualified retirement savings plan of Platinum US has the same investment elections as our 401(k) plan. Participants may elect to have their contributions under the nonqualified retirement savings plan deemed to be invested among certain permissible investment options. Our contributions to the nonqualified retirement savings plan vest fully after the employee has completed two years of service. The nonqualified retirement savings plan provides that, as soon as practicable following retirement, death, disability or other termination of employment, but subject to any delay required by the Internal Revenue Code, all benefits thereunder will be distributed in a single lump sum in cash. Withdrawal is permitted only upon cessation of employment. Currently, Mr. Lombardozzi and Ms. Mitchell participate in the nonqualified retirement savings plan.

Section 457A of the Internal Revenue Code generally prohibits United States taxpayers from deferring United States income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as the Company and Platinum Bermuda. As a result, our Bermuda-based named executive officers who are also United States taxpayers, currently Mr. Price and Mr. Porter, are not eligible to participate in the nonqualified retirement savings plan of Platinum US. In addition, and as required by Section 457A, the nonqualified retirement savings plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017. In lieu of matching and profit-sharing contributions previously provided to Mr. Price and Mr. Porter through the nonqualified retirement savings plan, Mr. Price and Mr. Porter each receive an amount in cash equal to the amount we would have contributed to the nonqualified retirement savings plan. The 2013 cash payments to Mr. Price and Mr. Porter have been reported in the 2013 Summary Compensation Table in column (i), All Other Compensation.

Employees who are based in Bermuda and who are not United States taxpayers participate in the international pension plan, a nonqualified defined contribution savings plan pursuant to which we contribute an amount equal to 10% of each participant’s earned base salary each year. Participants may elect to have their contributions under the international pension plan deemed to be invested among certain permissible mutual fund options. Our contributions to the international pension plan vest fully after the employee has been participating in the plan for two years. Benefits are paid following retirement, death, disability or other termination of employment either in cash or by transfer to another retirement plan or retirement product. Mr. Decleir participates in the international pension plan.

Potential Payments Upon Termination or Change In Control

Following is information relating to potential payments to our named executive officers upon termination of their employment or a change in control of the Company, other than payments that do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all salaried employees, such as any earned but unpaid base salary and other amounts (including reimbursable expenses and any vested amounts or benefits under our employee benefit plans or arrangements) accrued or owing through the date of termination, the distribution of vested balances under our 401(k) plan and nonqualified defined contribution plans, and payments under our health and welfare plans.

Change in Control Severance Plan

Our CIC Plan provides severance benefits to each of our named executive officers in the event their employment is terminated by the Company without cause or by the executive for good reason during the two-year period following a change in control. The severance benefits we are required to provide pursuant to the CIC Plan include the following: (i) payment of all accrued compensation and vacation and sick pay within thirty days following the termination; (ii) a severance payment equal to the sum of the participant’s highest rate of base salary in the last twelve months plus the participant’s target bonus for the year of termination multiplied by a severance multiple (which has been set at 200% for the named executive officers); (iii) the immediate vesting of all share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms, typically on a prorated basis), with all share options remaining exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier); (iv) continued health care, disability and life insurance coverage for the participant and the participant’s dependents commencing on the termination of employment and continuing for the period of time equal to one year multiplied by the severance multiple; and (v) the participant’s reasonable relocation expenses to return to his or her home country within 30 days after submission of supporting documentation.

The CIC Plan also provides that if any payments to a participant under the CIC Plan would be subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code, the participant will be entitled to a full gross-up payment to be made whole for the effects of the tax, provided that if such payments to the participant under the CIC Plan would not exceed the excise tax limit by more than 10%, such payments will be reduced below the limit.

A participant’s receipt of severance benefits pursuant to the CIC Plan is conditioned upon the participant’s execution of a waiver and release of any and all claims against us, our affiliates and our officers and directors, and agreement to comply with covenants relating to non-solicitation of customers and employees (which apply for a two-year period following termination for each named executive officer), non-disparagement and confidentiality.

Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits.

For purposes of the CIC Plan, “change in control,” “cause” and “good reason” have the following meanings:

•

“change in control” means (i) an acquisition by any individual or group of 50% or more of the Common Shares, other than any acquisition directly from us, by us, and by an employee benefit plan sponsored or maintained by us or any of our subsidiaries; (ii) a change in a majority of the members of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval; or (iii) certain mergers or consolidations involving the Company;

•

“cause” means the participant’s (i) willful and continued failure to perform substantially his or her duties (other than any such failure resulting from the participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the participant by the Board; (ii) willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to us or our affiliates; or (iii) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and

•

“good reason” means the occurrence of any of the following events without the express written consent of the participant: (i) a reduction in base salary or target annual incentive bonus; (ii) a reduction in the scope of his or her duties, responsibilities or authority (including reporting responsibilities); (iii) any requirement that he or she be principally based in any location other than the location in which he or she was principally based immediately prior to the change in control; or (iv) we breach any of the material provisions of any employment agreement between the participant and the Company.

Severance Arrangements under Employment Agreements

Each of our named executive officers has an employment agreement that provides for a lump sum cash payment in the event that his or her employment is terminated without cause by the Company or for good reason by the executive. The lump sum cash payment is equal to $2.25 million for Mr. Price and to one year’s base salary and target bonus for all other named executive officers. In addition, Messrs. Price, Porter and Lombardozzi and Ms. Mitchell will receive prorated payments of their annual incentive bonuses under the Annual Incentive Plan for the year in which a termination by the Company without cause or by the executive for good reason occurs, with the amount to be determined based on the Company’s actual performance. The employment agreements with Messrs. Price, Porter and Lombardozzi and Ms. Mitchell also provide that, in the event that the named executive officer terminates his or her employment with us upon the expiration of the employment term (other than for good reason) or, in Mr. Price’s case, if his employment terminates upon expiration of the employment term, he or she will be entitled to receive a prorated annual incentive bonus under the Annual Incentive Plan and a prorated payment in respect of each incentive award he or she received under the Executive Incentive Plan, in each case with the amount to be determined based on the Company’s actual performance. Pursuant to their employment agreements, Mr. Porter, Ms. Mitchell and Mr. Lombardozzi are also entitled to receive prorated portions of their target annual incentive bonuses for the year in which his or her death or disability occurs. Pursuant to Mr. Decleir’s employment agreement, if his employment is terminated without cause, for good reason or upon expiration of the employment term, we will reimburse him for documented expenses of relocating from Bermuda up to $50,000. Pursuant to Mr. Porter’s employment agreement, we will reimburse him up to $50,000 for the costs and expenses incurred by him in connection with the relocation of his family from Bermuda.

For all of our named executive officers, “cause” under the employment agreements means (i) their willful and continued failure to substantially perform their duties; (ii) their conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (iii) their engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with their position with us or any of our subsidiaries, or other willful act that materially damages our reputation or the reputation of any of our subsidiaries; (iv) their breach of any restrictive covenants in any employment or award agreement; or (v) their sale, transfer or hypothecation of our Common Shares in violation of our share ownership guidelines. For Mr. Decleir, “cause” also means an abandonment of Bermuda or such other location the Board establishes as our corporate headquarters as his primary residence prior to the expiration of the term of his agreement without our prior written consent or a failure to maintain Bermuda as the location of his principal business office without our prior written consent.

For all of our named executive officers, “good reason” under the employment agreements means, without their express written consent, (i) a reduction in their base salary or their target bonus; (ii) a reduction in the scope of their duties, responsibilities, power or authority; (iii) a change in their reporting relationship; (iv) a change in the location of employment; and (v) a breach by us or our subsidiaries of any material provision of their employment agreement. For Mr. Porter, Ms. Mitchell and Mr. Lombardozzi, “good reason” also means the failure by us to extend the term of their employment agreements.

These severance payments would be made by us within the time frames provided in the applicable employment agreements, generally 60 days following the “separation from service” (as defined in Section 409A of the Internal Revenue Code), or in the case of any payment pursuant to the terms of the Annual Incentive Plan, in the calendar year immediately following the calendar year in which the bonus was earned, and in accordance with Sections 409A and 457A of the Internal Revenue Code if applicable. These severance payments are conditioned upon the named executive officer executing and honoring a standard waiver and release of claims in favor of us.

Accelerated Vesting and Prorated Payment of Incentives

In addition to the severance provisions described above, our long-term and annual incentives are subject to accelerated vesting or prorated payment under certain circumstances as discussed below.

CIC Plan.    As described above, pursuant to the CIC Plan, if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all of the share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms, typically on a prorated basis) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier).

2010 Share Incentive Plan and Award Agreements.    Under the terms of the market share unit award agreements, in the event of a change in control or the termination of the named executive officer’s employment by us without cause, by the executive for good reason or due to retirement, death or disability, the market share unit awards will vest in full. In the case of a termination of the named executive officer’s employment by us without cause, by the executive for good reason or due to retirement, the number of Common Shares payable pursuant to the market share unit award will be determined based on our share price performance for the 20 trading days ending on the last day of the fiscal quarter preceding the originally scheduled vesting date. In the case of death or disability, the number of Common Shares payable pursuant to the market share unit award will be determined based on the Company’s share price performance for the 20 trading days ending on the last day of the fiscal quarter preceding the termination of employment. In the case of a change in control, the number of Common Shares payable pursuant to the market share unit award will be determined based on the share price performance for the 20 trading days preceding the change in control. Pursuant to the 2010 Share Incentive Plan and the award agreements thereunder, upon a change in control of the Company or in the event of Mr. Decleir’s death or disability, share units (other than share units awarded under the Executive Incentive Plan and market share units) held by Mr. Decleir would automatically vest and convert on a one-to-one basis into Common Shares. Employment agreement provisions covering these matters typically supersede award agreement provisions.

Executive Incentive Plan and Award Agreements.    Under certain circumstances a named executive officer would be entitled to a prorated payment in respect of his or her share units awarded pursuant to the Executive Incentive Plan prior to completion of the performance cycle. Generally, in the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive payment on a prorated basis. The amount of this prorated payment would be based upon the period of service prior to the event and our performance as of the end of the fiscal quarter coincident with or following a termination of employment or our performance as of the end of the fiscal quarter prior to a change in control. In addition, pursuant to their employment agreements, in the event that the employment of Messrs. Price, Porter or Lombardozzi or Ms. Mitchell terminates upon the expiration of the term of employment (other than for good reason), the named executive officer would be entitled to receive payment in respect of each award granted to him or her under the Executive Incentive Plan on a prorated basis based on his or her period of service prior to the termination of employment and our performance as of the end of the fiscal quarter preceding the termination of employment. Employment agreement provisions covering these matters typically supersede award agreement provisions.

Annual Incentive Plan.    Pursuant to the Annual Incentive Plan, named executive officers are entitled to receive prorated portions of their target annual incentive bonuses for the year in which a change in control of the Company occurs, subject to the continued employment of the named executive officer with the Company at the time of the change in control. The prorated portion of the target annual incentive bonus would be based on the period of service for the plan year during which the change in control occurs and the performance goals achieved by us as of the end of the fiscal quarter immediately preceding the date of the change in control, as determined by the Compensation Committee prior to the change in control in its sole discretion.

For purposes of the acceleration events or prorated payments described above, “change in control” has the same meaning as set forth above under “Executive Compensation — Potential Payments Upon Termination of Change In Control — Change in Control Severance Plan.” All of the benefits payable upon the occurrence of these acceleration events would be payable by us within the time frames provided in the applicable plan, as soon as practicable following the occurrence of the acceleration event or, in the case of any payment pursuant to the terms of the Annual Incentive Plan, in the calendar year immediately following the calendar year in which the bonus was earned, and in accordance with Sections 409A and 457A of the Internal Revenue Code.

Restrictions that Apply to Named Executive Officers Upon Termination

Each of our named executive officers is subject to certain confidentiality and non-solicitation covenants that prohibit them from disclosing trade secrets and confidential or proprietary information of the Company following a termination of employment for any reason and from soliciting or hiring any of our employees (or, in certain cases, any of our employees whose annual compensation exceeds $100,000) for a period of 24 months in the case of Mr. Price and 15 months in the case of our other named executive officers, following a termination of their employment for any reason. Mr. Price is also subject to a non-disparagement covenant and a non-competition covenant which prohibits him, for a period of 24 months following the termination of his employment for any reason, without the express written consent of the Governance Committee, from engaging in, holding an interest in, owning, managing, operating, controlling, directing, being connected with as a stockholder (other than as a holder of less than 2% of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engaging or participating in or being connected in any manner with, any reinsurance business, any business directly engaged in the sale of derivatives used primarily as an alternative to reinsurance, or any insurance business that competes with any insurance business engaged in by us or any of our subsidiaries or in which we or any of our subsidiaries have plans to engage at the time of the termination of his employment. Mr. Porter, Ms. Mitchell and Mr. Lombardozzi are also subject to one-year non-competition covenants if they terminate their employment upon expiration of the applicable employment term (other than for good reason). The continued effectiveness after termination of incentive awards granted to our named executive officers during employment is conditioned upon their compliance with their restrictive covenants, and any breach thereof may result in the forfeiture of certain awards. Further, we have the right to enjoin any breach by our named executive officers of their restrictive covenants.

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2013, or on such other date indicated in the case of a termination at the expiration of the term of employment, are as follows:

Termination Without Cause or For Good Reason following a Change in Control(1)

	Severance Payment(2)	Prorated Payment of Annual Incentive(3)	Accelerated Vesting of Equity Awards under 2010 Share Incentive Plan and Predecessor Plans(4)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(5)	Payment of Continued Health Care, Life Insurance and Disability Coverage(6)	Payment of Relocation Expenses to Home Country(7)	Parachute Tax Gross Up Payment(8)	Total
Michael D. Price	$4,635,000	$1,901,708	$7,225,359	$2,558,134	$54,903	—	—	$16,375,103
Allan C. Decleir	1,413,750	413,750	2,212,179	784,445	52,190	$50,000	—	4,926,314
Robert S. Porter	2,311,250	878,041	3,124,886	1,343,503	69,792	50,000	—	7,777,472
H. Elizabeth Mitchell	2,311,250	878,041	3,124,886	1,337,313	16,537	—	$3,596,012	11,264,039
Michael E. Lombardozzi	2,055,000	702,433	3,124,886	1,343,503	46,322	—	—	7,272,144

Termination Without Cause or For Good Reason other than following a Change in Control

	Severance Payment(9)	Prorated Payment of Annual Incentive(10)	Accelerated Vesting of Equity Awards under 2010 Share Incentive Plan and Predecessor Plans(4)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(5)	Payment of Relocation Expenses to Home Country(7)	Total
Michael D. Price	$2,250,000	$1,901,708	$7,231,229	$2,366,388	—	$13,749,325
Allan C. Decleir	704,375	—	1,938,681	722,124	$50,000	3,415,180
Robert S. Porter	1,153,125	878,041	3,127,357	1,236,998	50,000	6,445,521
H. Elizabeth Mitchell	1,153,125	878,041	3,127,357	1,230,809	—	6,389,332
Michael E. Lombardozzi	1,025,000	702,433	3,127,357	1,236,998	—	6,091,788

Change in Control without Termination

	Prorated Payment of Annual Incentive(3)	Accelerated Vesting of Equity Awards under 2010 Share Incentive Plan and Predecessor Plans(4)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(5)	Total
Michael D. Price	$1,901,708	$7,225,359	$2,558,134	$11,685,200
Allan C. Decleir	413,750	2,212,179	784,445	3,410,374
Robert S. Porter	878,041	3,124,886	1,343,503	5,346,430
H. Elizabeth Mitchell	878,041	3,124,886	1,337,313	5,340,240
Michael E. Lombardozzi	702,433	3,124,886	1,343,503	5,170,821

Termination due to Death or Disability

	Prorated Payment of Annual Incentive(11)	Accelerated Vesting of Equity Awards under 2010 Share Incentive Plan and Predecessor Plans(4)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(5)	Payment of Relocation Expenses to Home Country(7)	Total
Michael D. Price	—	$7,231,229	$2,366,388	—	$9,597,617
Allan C. Decleir	—	2,213,723	722,124	—	2,935,846
Robert S. Porter	$640,625	3,127,357	1,236,998	$50,000	5,054,980
H. Elizabeth Mitchell	640,625	3,127,357	1,230,809	—	4,998,791
Michael E. Lombardozzi	512,500	3,127,357	1,236,998	—	4,876,855

Termination at Expiration of Term(12)

	Prorated Payment of Annual Incentive(13)	Prorated Payment of Outstanding Share Units Awarded under Executive Incentive Plan(14)	Payment of Relocation Expenses to Home Country(7)	Total
Michael D. Price	$1,109,329	$1,919,657	—	$3,028,987
Allan C. Decleir	—	—	$50,000	50,000
Robert S. Porter	512,190	1,018,106	50,000	1,580,296
H. Elizabeth Mitchell	512,190	1,012,713	—	1,524,904
Michael E. Lombardozzi	468,288	1,083,185	—	1,551,474

(1)

In accordance with the terms of the CIC Plan, which provides that any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits, the participants would not receive (and this table does not include) a lump sum cash payment equal to $2.25 million for Mr. Price or one year’s base salary and target bonus for each of the other named executive officers that would have been payable under each named executive officer’s employment agreement in the event of a termination without cause by the Company or for good reason by the executive.

(2)	Represents the sum of highest base salary during 2013 and 2013 target bonus multiplied by a 200% severance multiple.

(3)

Represents the prorated portion of the named executive officer’s actual annual incentive bonus for 2013 assuming a performance bonus multiplier of 137.06%. For illustration purposes, this amount was calculated based on the performance of the Company as of December 31, 2013 (rather than the performance as of the end of the quarter preceding the change in control, or September 30).

(4)

Represents the value that would be realized on December 31, 2013 due to the accelerated vesting of any outstanding time-vested share unit or market share unit awards held by a named executive officer that would vest in the event of the applicable termination or change in control scenario, including the value of accumulated dividend equivalents. The values are calculated using the closing price of the Common Shares on December 31, 2013 of $61.28 per share. In the case of a change in control, the number of market share units vested is based on the average closing price of our common shares for the 20 trading days ended December 30, 2013 of $60.82 per share. For illustration purposes, in the case of a termination without cause or for good reason other than following a change in control, the number of market share units vested is based on the average closing price of our Common Shares for the 20 trading days ended December 31, 2013 of $60.77 (rather than the average closing price as of the end of the quarter preceding the originally scheduled vesting date). In the case of a termination due to death or disability, the number of market share units vested is based on the average closing price of our Common Shares for the 20 trading days ended December 31, 2013 of $60.77 per share.

(5)

Represents the value that would be realized on December 31, 2013 from a prorated Executive Incentive Plan award, based upon the portion of the performance period completed for each award (one, two or three years) and the performance of the Company as of December 31, 2013, calculated using the closing price of our Common Shares on December 31, 2013 of $61.28 per share. In the case of a change in control, for illustration purposes, this amount was calculated based on the performance of the Company as of December 31, 2013 (rather than the performance as of the end of the quarter preceding the change in control, or September 30).

(6)

Represents the value of continued medical, dental, accident, disability and life insurance coverage for each named executive officer and such named executive officer’s dependents for two years based on the annual cost to the Company of providing these benefits in 2013.

(7)

Estimate of the reasonable relocation expenses (up to a maximum of $50,000 for Mr. Decleir and Mr. Porter) to return the named executive officer to his home country, including moving expenses, real estate fees and commissions and related expenses, based on past costs to the Company of relocating executive officers between Bermuda and their home countries.

(8)	Estimate of the gross-up payment needed to make the named executive officer whole for the effects of the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code.

(9)

Represents the value of a lump sum cash payment of (i) $2.25 million for Mr. Price and (ii) 2013 earned base salary plus 2013 target bonus for Messrs. Decleir, Porter and Lombardozzi and Ms. Mitchell, made pursuant to their employment agreements.

(10)

For Messrs. Price, Porter and Lombardozzi and Ms. Mitchell, this represents the prorated portion of the named executive officer’s actual annual incentive bonus for 2013 assuming a performance bonus multiplier of 137.06%, payable pursuant to the applicable employment agreement as a result of the termination without cause or for good reason. Mr. Decleir is not entitled to receive a prorated annual incentive bonus in this scenario.

(11)

For Mr. Porter, Mr. Lombardozzi and Ms. Mitchell, this represents the prorated portion of the named executive officer’s target annual incentive bonus for 2013. Mr. Price and Mr. Decleir would not receive a prorated target annual incentive bonus in this scenario.

(12)

For Mr. Price and Mr. Decleir, this table represents benefits due if their employment terminates upon expiration of the respective term of employment. For Mr. Porter, Mr. Lombardozzi and Ms. Mitchell, this table represents benefits due if the executive officer terminates his or her employment upon expiration of the respective term of employment other than for good reason. The actual dates on which the named executive officers’ current employment terms expire are: Mr. Price: July 31, 2014; Mr. Decleir: April 29, 2014; Mr. Porter: July 31, 2014; Ms. Mitchell: July 31, 2014; and Mr. Lombardozzi: September 1, 2014. For illustration purposes, this table assumes the expirations occurred on the corresponding dates in 2013.

(13)

For Messrs. Price, Porter and Lombardozzi and Ms. Mitchell, this represents the prorated portion of the executive officer’s actual annual incentive bonus for 2013 assuming a performance bonus multiplier of 137.06%. Pursuant to their employment agreements, in this scenario, each of Mr. Price, Mr. Porter and Ms. Mitchell is entitled to receive 7/12ths of the annual incentive bonus that would have been due to him or her in the calendar year of the termination and Mr. Lombardozzi is entitled to receive 8/12ths of the annual incentive bonus that would have been due to him in the calendar year of the termination.

(14)

Represents an estimate of the value that would be realized on the applicable expiration date from a prorated Executive Incentive Plan award, based upon the portion of the performance period completed for each award through the expiration date. For illustration purposes, this amount was calculated based on the performance of the Company as of December 31, 2013 (rather than the performance as of the end of the quarter preceding the expiration date, or June 30) and the closing price of our Common Shares on December 31, 2013 of $61.28 per share.

Relationship between Compensation Policies and Risk Management

We do not believe that there are any risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Our Compensation Committee evaluates the relationship between our compensation policies and risk management on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2014 of those persons known by us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(6)
FMR LLC Edward C. Johnson 3d 245 Summer Street Boston, MA 02210	2,660,249	(1)	9.6
Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, TX 78746	2,467,911	(2)	8.9
Donald Smith & Co., Inc. Donald Smith Long/Short Equities Fund, L.P. 152 West 57th Street New York, NY 10019	2,095,202	(3)	7.6
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,977,045	(4)	7.1
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,722,919	(5)	6.2

(1)

In an amendment to Schedule 13G filed on February 14, 2014, FMR LLC (“FMR”) and its Chairman, Edward C. Johnson 3d, reported beneficial ownership as of December 31, 2013 of a total of 2,660,249 Common Shares which are held by various investment companies (the “Fidelity Funds”) to which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is an investment adviser, and of which FMR and Mr. Johnson report that each has sole power to dispose but that neither has sole power to vote or direct the voting of, which power resides with Fidelity Funds’ Board of Trustees. The Schedule 13G reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Shares, and that no one person’s interest in the Common Shares amounted to more than 5% of the outstanding Common Shares of the Company. Pursuant to a limitation on voting rights in our Bye-laws, FMR’s voting power with respect to the Common Shares owned by it is limited to 9.5% of the voting power of our outstanding Common Shares.

(2)

In an amendment to Schedule 13G filed on February 10, 2014, Dimensional Fund Advisors LP, an investment advisor (“Dimensional”), reported sole voting power over 2,410,918 Common Shares of the Company and sole dispositive power over 2,467,911 Common Shares of the Company. The Schedule 13G reported that Dimensional serves as investment advisor, sub-advisor and manager to investment companies, trusts and accounts (the “Dimensional Funds”) and in this role possesses voting and/or investment power over the Common Shares of the Company held by the Dimensional Funds. However, all securities reported in the Schedule 13G are owned by the Dimensional Funds and Dimensional disclaims beneficial ownership of such securities. In addition, the Dimensional Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts and, to the knowledge of Dimensional, the interest of any one such Dimensional Fund does not exceed 5% of the class of securities.

(3)

In a Schedule 13G filed on February 10, 2014, Donald Smith & Co., Inc., an investment advisor (“Donald Smith & Co.”), reported sole voting power over 1,166,357 Common Shares of the Company and sole dispositive power over 2,095,202 Common Shares of the Company, and Donald Smith Long/Short Equities Fund, L.P., a limited partnership fund, reported sole voting power over 7,388 Common Shares of the Company and sole dispositive power over 2,095,202 Common Shares of the Company. The Schedule 13G reported that (i) Donald Smith & Co. does not serve as custodian of the assets of any of its clients and, accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities; (ii) the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the institutional clients which Donald Smith & Co. serves as investment advisor; (iii) any and all discretionary authority which has been delegated to Donald Smith & Co. may be revoked in whole or in part at any time; and (iv) to the knowledge of Donald Smith & Co., with respect to all securities reported in the Schedule 13G owned by its advisory clients, not more than 5% of the class of such securities is owned by any one client. The Schedule 13G also reported that, with respect to the remaining securities owned, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares of the Company, and that no one person’s interest in the Common Shares is more than 5% of the outstanding Common Shares of the Company.

(4)

In an amendment to Schedule 13G filed on February 11, 2014, The Vanguard Group, Inc., an investment advisor (“Vanguard”), reported beneficial ownership as of December 31, 2013 of a total of 1,977,045 Common Shares of the Company, sole voting power over 43,782 Common Shares of the Company, sole dispositive power over 1,935,163 Common Shares of the Company and shared dispositive power over 41,882 Common Shares of the Company. Vanguard also reported that Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 41,882 Common Shares of the Company as a result of serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficiary owner of 1,900 Common Shares of the Company as a result of serving as investment manager of Australian investment offerings.

(5)

In an amendment to Schedule 13G filed on February 3, 2014, BlackRock, Inc. reported beneficial ownership as of December 31, 2013 of a total of 1,722,919 Common Shares of the Company, sole voting power over 1,619,685 Common Shares of the Company and sole dispositive power over 1,722,919 Common Shares of the Company. The Schedule 13G reported that various persons have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares of the Company, and that no one person’s interest in the Common Shares is more than 5% of the total outstanding Common Shares of the Company.

(6)	Based on 27,671,256 outstanding Common Shares as of February 28, 2014.

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2014 of each of our executive officers, directors and director nominees. Each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him or her.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Robert S. Porter	162,870	(1)	*
Michael D. Price	102,428	(1)	*
Michael E. Lombardozzi	83,143	(1)	*
Dan R. Carmichael	75,444	(2)	*
Kenneth A. Kurtzman	66,558	(1)	*
H. Elizabeth Mitchell	60,179	(1)	*
Allan C. Decleir	37,192	(1)	*
Neal J. Schmidt	33,191	(1)	*
A. John Hass	14,827	(2)	*
Edmund R. Megna	12,298	(2)	*
Christopher J. Steffen	10,001	(2)	*
James P. Slattery	7,335	(2)	*
Antony P. D. Lancaster	5,526	(2)	*
Linda R. Ransom	880	(2)	*

All directors, nominees and executive officers as a group (14 persons)	671,872		2.4

*	Represents less than 1% of the outstanding Common Shares.

(1)

Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 28, 2014 as follows: Mr. Kurtzman: 33,515 Common Shares and Mr. Lombardozzi: 32,065 Common Shares. Includes Common Shares beneficially owned pursuant to the conversion of share units within 60 days after February 28, 2014 as follows: Mr. Decleir: 1,443 Common Shares. For Ms. Mitchell, includes 9,225 Common Shares held by The Pestcoe Family Foundation, which is controlled by Ms. Mitchell and her husband.

(2)

Includes 880 Common Shares beneficially owned pursuant to the conversion of share units awarded to each of Messrs. Carmichael, Hass, Lancaster, Megna, Slattery and Steffen and Ms. Ransom at the 2013 Annual Meeting that are convertible into Common Shares within 60 days after February 28, 2014.

(3)

Based on 27,671,256 outstanding Common Shares as of February 28, 2014, adjusted to include Common Shares covered by options that are currently exercisable or exercisable within 60 days after February 28, 2014 and share units that are convertible into Common Shares within 60 days after February 28, 2014 held by such person or group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Exchange Act, our directors and executive officers and any persons holding more than 10% of our Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2013. We have determined that no person who at any time during 2013 was a director, executive officer or beneficial owner of more than 10% of the Common Shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2013. This determination was based solely upon the review by us of Forms 3, 4 and 5, and written representations from our directors and executive officers that no Forms 5 were required that were submitted to us with respect to 2013.

PROPOSAL 2 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC rules promulgated thereunder, we are providing our shareholders with the opportunity of a separate vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. A proposal will be presented at the Annual Meeting in the form of the following resolution:

RESOLVED, that the shareholders of the Company hereby approve the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2014 Annual General Meeting of Shareholders under the heading “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

We believe that our executive compensation program, which is outlined in the Compensation Discussion and Analysis section of this proxy statement, supports the goals of:

•

aligning the interests of our executives and shareholders by tying a significant portion of executive compensation to our short-term return on equity, our long-term return on equity and the value of our Common Shares;

•	holding our executives accountable and rewarding them for results; and

•	attracting, retaining and motivating a high-performing executive team.

The Compensation Committee of our Board engages in an ongoing review of our executive compensation and benefits program to ensure that it supports our compensation philosophy and objectives and ultimately serves the interests of our shareholders. Within the past two years, the Compensation Committee has taken the following actions to further enhance our executive compensation program, each of which is described further in the Compensation Discussion and Analysis section of this proxy statement:

•	replaced time-based equity awards with performance-based equity awards;

•	reduced maximum payout levels under our Annual Incentive Plan;

•	enhanced the retentive component of our Executive Incentive Plan;

•	enhanced the formulaic nature of our Annual Incentive Plan;

•	recalibrated our Chief Executive Officer’s Long-Term Incentive Compensation;

•	modified our compensation peer group;

•	adopted a clawback policy; and

•	adopted a policy prohibiting pledging and hedging Common Shares.

The Board believes that these practices, in combination with a competitive market review, contribute to an executive compensation program that is competitive yet strongly aligned with shareholder interests.

The Board urges you to review carefully the information under “Executive Compensation” in this proxy statement and to vote, on an advisory basis, to approve the compensation of the Company’s named executive officers. While the vote on named executive officer compensation is advisory and non-binding, our Board and Compensation Committee value the opinions of our shareholders and we will consider our shareholders’ views, as expressed by their vote on this proposal, in any subsequent determinations of compensation policies and practices.

In accordance with our recommendations and the advisory vote of our shareholders on the frequency of shareholder advisory votes on named executive officer compensation at our 2011 Annual General Meeting of Shareholders, we intend to present to shareholders a proposal for an advisory vote on named executive officer compensation each year until the next required vote on frequency in 2017. The next such proposal for an advisory vote on named executive officer compensation will be presented at our 2015 Annual Meeting.

THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” THE FOREGOING RESOLUTION.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise. The Board has also determined that Mr. Slattery and Mr. Steffen are “audit committee financial experts” as defined by the SEC.

The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications” (“SAS No. 61”) and recommending whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2013 and for the year then ended, including management’s discussion and analysis of financial condition and results of operations, with management and KPMG Audit Limited (formerly known as KPMG, a Bermuda partnership) (“KPMG”), the Company’s independent registered public accounting firm for the 2013 fiscal year. The Audit Committee has also discussed with KPMG the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Audit Committee has also discussed with KPMG the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2013 and for the year then ended; any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG; and any material written communications between KPMG and management.

KPMG provided a report to the Audit Committee describing KPMG’s internal quality control procedures and related matters. KPMG also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG its independence. When considering KPMG’s independence, the Audit Committee considered, among other matters, whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal audit function, reviewing the steps taken to implement recommended improvements in internal procedures and controls, if any.

Based on the reviews and discussions with management and KPMG referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2013 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year.

James P. Slattery, Chairman

A. John Hass

Antony P. D. Lancaster

Christopher J. Steffen

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by us with the SEC under the Securities Act or the Exchange Act or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that such Report be treated as soliciting material or specifically incorporate such Report by reference in any such document.

PROPOSAL 3 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR

The Audit Committee has nominated KPMG to serve as our independent registered public accounting firm for the 2014 fiscal year. In accordance with Bermuda law, our shareholders have the authority to approve the Audit Committee’s nomination of our independent registered public accounting firm. A proposal will be submitted to shareholders at the Annual Meeting for approval of the nomination of KPMG. A representative of KPMG is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following table summarizes the aggregate fees billed by KPMG and its affiliates for services rendered for the years ended December 31, 2013 and December 31, 2012:

	2013	2012(1)
Audit fees(2)	$1,510,000	$1,505,090
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$1,510,000	$1,505,090

(1)

The amount shown for “Audit fees” for 2012 has been adjusted from the amount shown in last year’s proxy statement to reflect a decrease in audit fees of $4,910 for the 2012 statutory audits of our subsidiaries.

(2)

The amounts shown for “Audit fees” for 2013 and 2012 represent fees for professional services rendered by KPMG and its affiliates for (a) the audit of our annual financial statements and internal control over financial reporting; (b) the review of our financial statements included in our Quarterly Reports on Form 10-Q; and (c) statutory audits for our subsidiaries.

Pre-Approval Policies and Procedures

The Audit Committee is primarily responsible for managing our relationship with our independent registered public accounting firm. Subject to approval by our shareholders as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the remuneration and oversee the performance of our independent registered public accounting firm. The Audit Committee has considered whether the provision by our independent registered public accounting firm of non-audit services to the Company is compatible with maintaining the independence of the independent registered public accounting firm. It is our policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee).

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no business that may properly be considered at the Annual Meeting other than that referred to above. As to other business, if any, that may properly come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

Shareholder Proposals for the 2015 Annual Meeting

In accordance with Rule 14a-8 of the Exchange Act, any proposal of a shareholder intended to be presented at the 2015 Annual Meeting must be received by us no later than the close of business on November 21, 2014 in order for the proposal to be considered for inclusion in our notice of meeting, proxy statement and proxy for such meeting. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2015 Annual Meeting does not notify us of such a proposal on or before February 4, 2015, then proxies received by us for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

By order of the Board of Directors,

Michael E. Lombardozzi

Executive Vice President, General Counsel,

Chief Administrative Officer and Secretary

Pembroke, Bermuda

March 21, 2014

Platinum Underwriters Holdings, Ltd.
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Dan R. Carmichael	☐	☐	02 - A. John Hass	☐	☐	03 - Antony P.D. Lancaster	☐	☐

04 - Edmund R. Megna	☐	☐	05 - Michael D. Price	☐	☐	06 - Linda E. Ransom	☐	☐
07 - James P. Slattery	☐	☐	08 - Christoper J. Steffen	☐	☐

For	Against	Abstain		For	Against	Abstain

2. To approve the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2014 Annual General Meeting of Shareholders under the heading “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐	☐	☐	3. To approve the nomination of KPMG Audit Limited as the Company’s independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¡	8 2 D V	+

            01S6GB

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters Holdings, Ltd. 2014 Annual General Meeting of Shareholders to be Held on April 22, 2014.

The proxy statement, proxy and 2013 Annual Report to Shareholders are available at www.platinumre.com/proxymaterials.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Platinum Underwriters Holdings, Ltd.

Waterloo House

100 Pitts Bay Road

Pembroke HM 08, Bermuda

This proxy is solicited on behalf of the Board of Directors and will be voted FOR Items 1, 2 and 3 if no instructions to the contrary are indicated.

The undersigned hereby appoints DAN R. CARMICHAEL, MICHAEL D. PRICE and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 22, 2014 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 21, 2014.

IMPORTANT - This proxy must be signed and dated on the reverse side.